Exhibit 10.11

LEASE

This instrument is an indenture of lease (this “Lease”), by and between 100 SUMMER OWNER LLC (the “Landlord”), a Delaware limited liability company, and LENDBUZZ, INC. (the “Tenant”), a Delaware corporation.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

SUMMARY OF BASIC LEASE PROVISIONS

1.1	INTRODUCTION

As further supplemented in the balance of this Lease and its Exhibits, the following sets forth the basic terms of this Lease, and, where appropriate, constitutes definitions of certain terms used in this Lease.

1.2	BASIC DATA

Effective Date:	July 17 , 2023

Present Mailing Address of Landlord:

100 Summer Owner LLC

500 Boylston Street, 21st Floor

Suite 2100

Boston, MA 02116

Attn: Joseph Goldman and Fred Borges

With a copy to:

100 Summer Owner LLC

Woodlawn Hall at Old Parkland

3953 Maple Avenue, Suite 300

Dallas, TX 75219

Attn: General Counsel

With a copy to:

Rockhill Management, L.L.C.

500 Boylston Street, 21st Floor

Suite 2100

Boston, MA 02116

Attn: John Stonestreet

Address for Payment of Rent:	100 Summer Owner LLC P.O. Box 780226 Philadelphia, PA 19178-0226

Present Mailing Address of Tenant:

Prior to the Commencement Date:

LendBuzz, Inc.

100 Summer Street - Suite 3150

Boston, MA 02110

Attention: General Counsel and CEO

After the Commencement Date:

LendBuzz, Inc.

100 Summer Street - 19th Floor

Boston, MA 02110

Attention: General Counsel and CEO

Building	The building currently known as and located at 100 Summer Street in Boston, Massachusetts

Premises:	Approximately 16,257 rentable square feet of space on the nineteenth (19th) floor of the Building, as shown on Exhibit A attached hereto.

Lease Term or Term:	The period of time commencing on the Commencement Date and expiring on the Expiration Date, unless earlier terminated in accordance with the provisions of this Lease.

Commencement Date:	The date on which Landlord tenders possession of the Premises to Tenant with Landlord’s Work (as defined in Section 3.3) Substantially Complete (as defined in Section 3.3), but in no event earlier than February 1, 2024.

Expiration Date:	The last day of the calendar month in which the sixth (6th) anniversary of the Commencement Date occurs.

Rent Commencement Date:	The date which is six (6) months after the Commencement Date.

Base Rent:

Lease Year	Annual Base Rent	Monthly Base Rent
Lease Year 1	$1,170,504.00	$97,542.00
Lease Year 2	$1,193,914.08	$99,492.84

Lease Year 3	$1,217,792.36	$101,482.70
Lease Year 4	$1,242,148.21	$103,512.35
Lease Year 5	$1,266,991.17	$105,582.60
Lease Year 6	$1,292,331.00**	$107,694.25

“Lease Year” shall mean a twelve (12) month period beginning on the Rent Commencement Date or any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year; provided that the last Lease Year shall end on the Expiration Date.

Tenant shall have no obligation to pay Base Rent for the six (6) month period commencing as of the Commencement Date, and expiring as of the day before the Rent Commencement Date (the “Rent Abatement Period”). During the Rent Abatement

Period, only Base Rent shall be abated, and all additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

**on an annualized basis

Permitted Use:	First-class business offices and uses ancillary thereto and no other purpose or purposes.

Tenant’s Proportionate Share:	1.46%, i.e., a ratio, the numerator of which is the rentable square footage of the Premises and the denominator of which is the total rentable square footage of the Building, expressed as a percentage.

Base Tax Amount:	The Taxes (as defined in Section 4.2(a)) assessed for fiscal year 2024 (i.e. July 1, 2023 through June 30, 2024).

Base Operating Costs:	The Operating Costs (as defined in Section 4.3) for the calendar year 2024.

Business Days:	All days during the Term except Saturdays, Sundays, and days observed in the Commonwealth of Massachusetts as legal holidays.

Building Hours:	8:00 a.m. to 6:00 p.m. on all Business Days and 8:00 a.m. to 1:00 p.m. on Saturdays.

Landlord’s Contribution:	$243,855.00.
Letter of Credit Amount:	$195,084.00.

1.3	ENUMERATION OF EXHIBITS

EXHIBITS

A	Floor Plan of Premises

B	Form of Commencement Date Agreement

C	Initial Fit Plan for Landlord’s Work

C-1	Work Letter for Landlord’s Work

D	Rules and Regulations

E	Minimum Insurance Requirements For Construction

F	Landlord’s Cleaning Specifications

SCHEDULES

19.2	Contractual Rights to ROFO Space as of Effective Date

ARTICLE II

LEASE OF PREMISES AND APPURTENANT RIGHTS

2.1	LEASE OF PREMISES

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term of this Lease, the premises (the “Premises”) located in the Building, subject to and in accordance with the terms and conditions of this Lease. The rentable area of the Premises has been conclusively agreed to by Landlord and Tenant, and is not subject to remeasurement by either party. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant. The Term of this Lease shall commence on the Commencement Date and unless sooner terminated or extended as hereinafter provided, the Term shall end on the Expiration Date. Landlord shall provide Tenant at least ten (10) Business Days’ prior written notice of the date that Landlord estimates that the Premises shall be vacant, broom clean and free and clear of all personal property and other tenants or occupants and available for Tenant’s occupancy, with the Landlord’s Work Substantially Complete (each as hereinafter defined). Landlord shall be deemed to have tendered possession of the Premises to Tenant upon on the date that the Premises are vacant, broom clean and free and clear of all personal property and other tenants or occupants, with the Landlord’s Work Substantially Complete. On the

Commencement Date, all HVAC, mechanical, electrical, lighting, plumbing and life safety systems located within, and exclusively serving, Premises shall be in good working order, condition and repair. Except to the extent expressly set forth in Section 3.3 of this Lease, no failure to tender possession of the Premises to Tenant on or before any particular date shall affect any other obligations of Tenant hereunder. There shall be no postponement of the Commencement Date (or the Rent Commencement Date) for (i) any delay in the tender of possession to Tenant which results from any Tenant Delay or (ii) any delays by Landlord in the performance of any punch list items relating to Landlord’s Work. Once the Commencement Date is determined, Landlord and Tenant shall execute an agreement, in the form attached hereto as Exhibit B, stating the Commencement Date, Rent Commencement Date and Expiration Date, but the failure to do so will not affect the determination of such dates. Nothing in Exhibit A shall be treated as a representation that the Premises shall be precisely of the area, dimensions, or shapes as shown, it being the intention of the parties only to show diagrammatically, rather than precisely, on Exhibit A the layout and dimensions of the Premises. The parcel or parcels of land on which the Building is located is sometimes referred to herein as the “Lot.” The Building, the Lot and all facilities and equipment located within the Building and/or on the Lot or otherwise appurtenant thereto, including, without limitation, the parking garage facility located adjacent to and serving the Building (the “Garage”) are sometimes referred to herein collectively as the “Property.”

2.2	APPURTENANT RIGHTS AND RESERVATIONS

Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto the common facilities included in the Building, including the common walkways, lobbies, hallways, ramps, stairways, elevators, and loading docks. Such rights shall be subject to reasonable rules and regulations from time to time established by Landlord, and to the right of Landlord to designate and to change from time to time the areas and facilities so to be used, provided that such changes do not unreasonably interfere with the use by Tenant of the Premises for the Permitted Use.

Not included in the Premises are the roof or ceiling, the floor and all perimeter walls, except the inner surfaces thereof and the perimeter doors and windows. Landlord reserves the right to install, use, maintain, repair and replace in the Premises (but in such manner as to not unreasonably to interfere with Tenant’s use of the Premises) utility lines, shafts, pipes, and the like, in, over and upon the Premises, provided that the same are located above the dropped ceiling (or, if there is no dropped ceiling, then within three (3) feet of the roof deck), below the floor surfaces or tight against demising walls or columns. Landlord will repair any damage to the Premises or to the personal property or fixtures of Tenant to substantially the same or better condition such Premises, personal property or fixtures were in prior to such damage, and Landlord shall promptly clean any areas of the Premises affected by such work, to the extent caused by the exercise of Landlord’s rights hereunder. In connection with any such work Landlord shall use commercially reasonable efforts to minimize the disruption to the business operations of Tenant in the Premises. Such utility lines, shafts, pipes and the like shall not be deemed part of the Premises under this Lease. Landlord also reserves the right to alter or relocate any common facility; provided that such changes do not unreasonably interfere with the use by Tenant of the Premises for the Permitted Use or materially increase Tenant’s costs or expenses under this Lease.

2.3	TEMPORARY SPACE

From and after approximately November 1, 2020 through and including the Effective Date, Tenant has occupied certain space comprised of approximately 10,881 rentable square feet located on the thirty-first (31st) floor of the Building (such space, the “Temporary Space”) pursuant to a sublease agreement between Beyond Finance, LLC and Tenant that expires on June 30, 2023. Landlord hereby grants to Tenant, subject to and in accordance with the terms and conditions of this Section 2.3, an exclusive and irrevocable (except in accordance with the terms and conditions of this Lease, including, without limitation, Article XIV hereof) license to use the Temporary Space for the Permitted Use during the period commencing on July 1, 2023 and expiring on the earlier of (a) the date that Tenant yields up and surrenders the Temporary Space in the condition required by this Section 2.3, and (b) the date that occurs thirty (30) days after the Commencement Date (“ Temporary Space Termination Date”). The use of the Temporary Space by Tenant shall be upon and subject to all of the terms, conditions, covenants, and requirements of this Lease, except that (i) the Temporary Space shall be delivered by Landlord and accepted by Tenant in “as is” “where is” condition, and Landlord shall not be obligated to perform any alterations or improvements in connection with Tenant’s use of the Temporary Space, or to provide any contributions or allowances of any kind with respect to the Temporary Space, (ii) Tenant shall pay to Landlord, in accordance with the terms and conditions of Section 4.1 of this Lease, Base Rent with respect to the Temporary Space in the amount of Sixty-Seven Thousand Five Hundred Seventy and 04/100 Dollars ($67,570.04) per month, (iii) Tenant shall not be required to pay Tenant’s Proportionate Share of Tax Excess or Tenant’s Proportionate Share of Operating Costs Excess for and with respect to the Temporary Space, and (iv) Tenant shall pay Electricity Additional Rent based on Tenant’s consumption of electricity in the Temporary Space in accordance with the terms and conditions of the Lease. Tenant’s license to use the Temporary Space shall automatically terminate and expire, and Tenant shall have no further license or rights to use the Temporary Space upon the Temporary Space Termination Date. By not later than the Temporary Space Termination Date, Tenant shall yield-up and surrender the Temporary Space, shall remove all of its furniture, equipment and personal property from the Temporary Space, and shall repair any damage resulting from such removal. Time is of the essence of the yield-up and surrender of the Temporary Space, and in the event that Tenant fails to timely surrender the Temporary Space, Tenant shall be liable for a holdover charges in accordance with the terms and conditions of Section 17.11 of this Lease.

ARTICLE III

CONDITION OF PREMISES

3.1	CONDITION

Tenant has visually inspected the Premises and agrees (a) to accept possession of the Premises in vacant condition, free of other tenants and occupants and in all other respects in the condition existing on the Commencement Date in its “as is,” “where is” condition, and (b) that except for Landlord’s Work and Landlord’s Contribution (as hereinafter defined), Landlord has no obligation to perform any other work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy; provided that the foregoing shall not diminish or detract from Landlord’s ongoing repair and maintenance obligations expressly set forth in this Lease. Tenant’s commencement of Tenant’s Work (as hereinafter defined) in the Premises shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease, excepting only the Substantial Completion of Landlord’s Work (each as hereinafter defined). Landlord hereby warrants to Tenant that Landlord’s Work shall be free from defects in material and workmanship (“Landlord’s Warranty”). Tenant shall be deemed to have waived any breach of Landlord’s Warranty unless Tenant gives Landlord written notice of such breach on or before the date that is twelve (12) months after the Substantial Completion of Landlord’s Work; provided, however, that the foregoing shall not diminish or affect any repair, maintenance and/or replacement obligations of Landlord under the Lease.

3.2	INTENTIONALLY OMITTED.

3.3	LANDLORD’S WORK

(a) For purposes of this Section 3.3, the following terms shall have the meanings set forth below:

(i) “Approved Plans” shall mean the construction set architectural and engineering plans and specifications for Landlord’s Work, prepared by Landlord’s Architect and approved by Tenant in accordance with the provisions of this Section 3.3.

(ii) “Landlord’s Change Order” shall mean a change order proposed by Landlord to the Approved Plans.

(iii) “Landlord’s Architect” shall mean Dyer Brown & Associates, Inc.

(iv) “Landlord’s Work” shall mean the improvements and alterations expressly and specifically shown on the Approved Plans using Building standard materials and finishes consistent with the materials and finishes currently existing in the Building.

(v) “Substantial Completion” shall mean the substantial completion of Landlord’s Work in accordance with the Approved Plans, excepting only (i) punch-list items which can be completed without material interference with Tenant’s use of the Premises for the Permitted Use, and (ii) any other items which because of the seasonal nature of the item (such as HVAC balancing) or in accordance with good construction practice, are not practicable to complete at such time.

(vi) “Tenant Change Order” shall mean a change order proposed by Tenant to the Approved Plans.

(vii) “Tenant Delay” shall mean any delay in the performance of Landlord’s Work and/or the issuance of a building permit or certificate of occupancy arising out of or resulting from the following: (i) if Tenant fails to review and consent to the proposed Approved Plans for Landlord’s Work by the expiration of the initial time period expressly set forth therefor in this Lease (time being of the essence of said dates), the period of time that elapses between the expiration of such initial time period and the earlier to occur of (x) the date that Tenant consents to the Approved Plans, and (y) the date that the Approved Plans are deemed approved, (ii) any Tenant Change Orders that Tenant elects to proceed with following notice from Landlord in accordance with Section 3.3(e) below, or any other special work, long lead-time items, changes, alterations or additions to Landlord’s Work requested by Tenant provided that Landlord informs Tenant that such special work, long lead-time items, changes, alterations or additions will cause a delay and Tenant elects to proceed with such items, (iii) any delay and/or default on the part of Tenant’s agents or contractors involved in the review, implementation and coordination of Landlord’s Work, (iv) any interference with the performance of Landlord’s Work by Tenant or any of its agents, engineers, architects, or contractors, or (v) any other action in violation of this Lease or inaction where Tenant is obligated to act pursuant to the terms hereof by Tenant or any of Tenant’s agents, engineers, architects, or contractors. Without limiting the foregoing, with respect to any Tenant Delay that arises or results from the conditions described in clauses (iii) (v) above, the same shall not be deemed to constitute a “Tenant Delay” for purposes of this Lease unless and until Landlord has delivered written notice of the same to Tenant and Tenant has not cured or addressed the same within two (2) Business Days of Tenant’s receipt of such notice. In all events, no later than five (5) Business Days following any claimed event of Tenant Delay, Landlord shall provided Tenant with written notice of the claimed Tenant Delay and the estimated length of such Tenant Delay.

(viii) “Tenant’s Work” shall mean the installation of a telecommunications system and all related wiring and cabling, the installation of trade fixtures, furniture, and personal property, and any other improvements and alterations necessary or desired to prepare the Premises for initial occupancy of the Premises by Tenant, excepting only Landlord’s Work.

(b) Landlord will cause Landlord’s Architect to prepare and submit the proposed Approved Plans to Tenant for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the proposed Approved Plans (i) are materially inconsistent with the preliminary plans and specifications attached hereto as Exhibit C and the work letter attached hereto as Exhibit C-1; or (ii) would materially and adversely affect the use of the Premises by Tenant for its usual and customary business operations. Tenant shall approve or disapprove the proposed Approved Plans within seven (7) Business Days after receipt thereof. If Tenant fails to approve or disapprove the proposed Approved Plans within such seven (7) Business Day period, then the Landlord shall send Tenant a notice, which shall include a caption in bolded, capitalized, 14 point font stating “100 SUMMER STREET – SECOND REQUEST FOR APPROVAL. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL OF PROPOSED APPROVED PLANS” and, if Tenant fails to approve or deny the proposed Approved Plans within such five (5) Business Day period, then the proposed Approved Plans shall be considered to have been approved by Tenant. If Tenant fails to approve or disapprove the proposed Approved Plans within five (5) Business Days after receipt of the second notice, then the proposed Approved Plans shall be considered to have been approved by Tenant. If Tenant disapproves of the Approved Plans, Tenant shall specify the reason for disapproval. Subject to and in accordance with the provisions of this Section 3.3, Landlord shall provide Tenant with a turnkey construction of the Premises by performing Landlord’s Work substantially in accordance with the Approved Plans. Landlord shall cause Landlord’s Work to be completed in a good and workmanlike manner, utilizing Building standard materials and finishes consistent with the materials and finishes currently existing in the Building, in conformance with the Approved Plans.

(c) Landlord will enter into a construction contract with a general contractor for the performance of Landlord’s Work. The general contractor shall obtain all approvals and permits required by applicable Requirements to perform Landlord’s Work. Landlord shall be responsible for performing Landlord’s Work; provided, however, in no event shall Landlord be obligated to perform any work or alterations which are not shown on the Approved Plans (as the same may be amended in accordance with this Lease). Tenant shall have the right to attend regularly scheduled construction meetings held in connection with Landlord’s Work and Landlord shall provide Tenant with reasonable prior notice of the same (provided that Landlord shall be deemed to have provided Tenant with reasonable prior notice of such meetings so long as Tenant’s construction representative is included on the emailed calendar invitations for such meetings).

(d) The Approved Plans will not be materially modified or amended without the prior approval of Tenant, such approval not to be unreasonably withheld, conditioned or delayed. From time to time, prior to or during the performance of Landlord’s Work, Landlord may elect to propose Landlord Change Orders to the Approved Plans. Landlord shall submit each proposed Landlord’s Change Order to Tenant for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the proposed Landlord Change Order (i) is materially inconsistent with the Approved Plans; or (ii) would materially and adversely affect the use of the Premises by Tenant for its usual and customary business operations. Tenant shall approve or disapprove each proposed Landlord Change Order within five (5) Business Days after receipt thereof, and if Tenant so disapproves Tenant shall specify the reason for disapproval. If Tenant fails to approve or disapprove the proposed Landlord’s Change Order within five (5) Business Days after receipt thereof, Landlord shall send Tenant a notice, which shall include a caption in bolded, capitalized, 14 point font stating “100 SUMMER STREET – SECOND REQUEST FOR APPROVAL. FAILURE TO RESPOND WITHIN TWO (2) BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL OF PROPOSED LANDLORD CHANGE ORDER” and, if Tenant fails to approve or deny the proposed Landlord Change Order within such two (2) Business Day period, then then the proposed Landlord’s Change Order shall be considered to have been approved by Tenant, and the Approved Plans shall be considered to be amended and modified thereby.

(e) Tenant may elect to propose Tenant Change Orders to the Approved Plans by written request to Landlord from time to time prior to Substantial Completion of the respective component of Landlord’s Work. Each proposed Tenant Change Order shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the proposed Tenant Change Order (i) is materially inconsistent with the Approved Plans; or (ii) impacts the Building’s structure, mechanical systems, utility systems, or any other portion of the Building outside the Premises. If a proposed Tenant Change Order is determined by Landlord in its reasonable discretion to be likely to increase the cost of Landlord’s Work, to delay the completion of Landlord’s Work, and/or to cause an increase in other costs and expenses payable by Landlord, then Landlord shall notify Tenant and within ten (10) Business Days after receipt of such notice from Landlord, Tenant shall pay to Landlord the anticipated amount of such increased costs and expenses as estimated by Landlord in its reasonable discretion; provided, however, in lieu of such payment, Tenant may elect, within three (3) Business Days after receipt of Landlord’s request, to withdraw the proposed Tenant Change Order. Without limitation, Landlord will not be obligated to commence or continue the performance of Landlord’s Work (except to the extent such Landlord’s Work is not materially affected by such proposed Tenant Change Order) unless and until Tenant delivers such amount of the increased costs and expenses. Promptly after completion of Landlord’s Work, Landlord shall deliver to Tenant a statement setting forth the actual costs of Landlord’s Work (together with invoices and other backup reasonably acceptable to Tenant with respect to the same), and, if as a result of a Tenant Change Order the actual costs of Landlord’s Work are (i) greater than the estimated increased costs and expenses, then Tenant shall pay the difference in increased costs and expenses to Landlord within fifteen (15) Business Days of demand therefor, and (ii) are less than the estimated increased costs and expenses, then Landlord shall pay to Tenant the difference between the actual costs of Landlord’s work and the estimated increased costs and expenses within fifteen (15) Business Days after demand therefor. Time is of the essence of this Section 3.3(e).

(f) Landlord will exercise good faith reasonable efforts to perform Landlord’s Work and cause the Commencement Date to occur, subject to Tenant Delays and/or Force Majeure. Landlord shall not be liable for any failure to Substantially Complete the Landlord’s Work, to deliver possession of the Premises, or to cause the Commencement Date to have occurred by any particular date, and no such failure shall impair the validity of this Lease or extend the Term. Notwithstanding the foregoing, if the Commencement Date has not occurred by April 1, 2024 (as such date may be extended for Tenant Delays and/or Force Majeure, the “Outside Delivery Date”), then for and with respect to each day between the Outside Delivery Date and the date on which the Commencement Date actually occurs, as its sole and exclusive remedy on account thereof, Tenant shall receive a credit against the Base Rent next becoming payable under the Lease in an amount equal to the per diem Base Rent payable for the Premises. Notwithstanding anything to the contrary contained herein, the Outside Delivery Date shall be extended, and there shall be no credit against Base Rent for any delay in the Commencement Date or in Landlord’s performance of the Landlord’s Work arising out of or resulting from any Tenant Delay and/or Force Majeure.

(g) Notwithstanding the foregoing, if (i) the Delivery Date shall not have occurred on or before the date which is nine (9) months after the Outside Delivery Date (as such date may be extended for Tenant Delays and/or Force Majeure, the “Outside Termination Date”), and (ii) not less than fifteen (15) days prior to the delivery of a notice terminating this Lease in accordance with this Section 3.3(g) (the “Termination Notice”), Tenant shall have delivered an initial notice of its intent to deliver a Termination Notice to Landlord, then Tenant may elect, as its sole and exclusive remedy on account thereof, to terminate this Lease by giving Landlord a Termination Notice, which Termination Notice may be given not earlier than the Outside Termination Date and not later than thirty (30) days following the Outside Termination Date, with such termination to be effective immediately upon the giving by Tenant of such Termination Notice. If Tenant validly terminates this Lease in accordance with the foregoing provisions, this Lease shall be null and void and of no further force and effect, and except as expressly and specifically set forth herein, the parties shall have no further liabilities, responsibilities or obligations hereunder. Notwithstanding anything to the contrary contained herein, the Outside Termination Date shall be extended, for any delay in the Commencement Date or in Landlord’s performance of the Landlord’s Work arising out of or resulting from any Tenant Delay and/or Force Majeure. Notwithstanding any provision contained herein, if the Delivery Date occurs at any time prior to the valid termination of this Lease in accordance with the foregoing provisions, then Tenant shall have no further right to terminate this Lease pursuant to this Section 3.3(g).

(h) If Substantial Completion of any part of Landlord’s Work is delayed as a result of or arising out of a Tenant Delay, then Landlord’s Work shall be deemed to have been Substantially Completed on the date that such work would have been Substantially Completed but for such Tenant Delay. Without limiting the foregoing, if Landlord’s Work is deemed Substantially Completed as aforesaid, but Landlord’s Work is not in fact Substantially Completed, then Tenant shall not (except with Landlord’s prior written consent) be entitled to take possession of the Premises for any purpose until Landlord’s Work is in fact Substantially Completed.

(i) On or about the date when Landlord’s Work is Substantially Completed, Landlord’s construction representative shall notify Tenant, and the parties’ construction representatives shall meet at the Premises at a mutually convenient date and time to jointly inspect Landlord’s Work and prepare and sign a written punch-list setting forth any items of Landlord’s Work which are incomplete or damaged and deliver the same to Tenant and Landlord. Landlord shall complete such punch-list items as soon as reasonably practicable after such walk-through of the Premises.

(j) During the performance of Tenant’s Work and/or while moving into the Premises, Tenant shall have the right to use the dedicated freight elevator and loading docks serving the Building during regular hours, subject to availability and scheduling, at no cost to Tenant.

3.4	EARLY ACCESS

After Landlord determines that Landlord’s Work has sufficiently progressed to the point where permitting Tenant to enter the Premises will not adversely affect the timely completion of or the cost of completion of the remaining elements of Landlord’s Work, then Landlord will permit Tenant and Tenant’s contractors, employees, agents and other designees to enter the Premises and common areas and, as reasonably necessary, spaces above and below the Premises, not later than thirty (30) days prior to the Commencement Date, at no additional cost to Tenant and without the payment of Base Rent, Tenant’s Proportionate Share of the Operating Costs Excess or Tenant’s Proportionate Share of the Tax Excess, for the limited purpose of installing furniture, fixtures and equipment. Any such early entry shall be at Tenant’s sole risk and expense and Landlord shall have no liabilities or obligations to Tenant in connection therewith, including any liability for damage or injury to persons or property in connection therewith. Prior to such entry, Tenant shall obtain and submit to Landlord all insurance coverages required pursuant to this Lease. Upon such entry, Tenant shall be bound by and shall comply with all provisions of this Lease, including, without limitation, the provisions of this Lease regarding the performance of alterations, improvements and installations in the Premises, notwithstanding that the Commencement Date may not yet have occurred. All of such work performed by Tenant in the Premises prior to the Commencement Date shall be reasonably coordinated with any work being performed by Landlord so as not to delay the completion of Landlord’s Work.

3.5	LANDLORD’S CONTRIBUTION.

(a) Landlord shall pay to Tenant an amount not to exceed Landlord’s Contribution, which amount shall be applied, at Tenant’s election (in Tenant’s sole discretion), (i) toward the cost of Tenant’s Work, (ii) toward soft costs incurred by Tenant in connection with Tenant’s Work and Tenant’s relocation to the Premises, including moving costs and the costs of purchasing furniture, or (iii) as a credit towards the next installment(s) of Base Rent due and owing under this Lease with respect to the Premises, provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 3.2(b): (x) this Lease is in full force and effect, and (y) no uncured monetary or material non-monetary Default of Tenant then exists. Tenant shall pay all costs of Tenant’s Work and any soft costs incurred by Tenant in connection with Tenant’s Work or Tenant’s relocation to the Premises in excess of Landlord’s Contribution. Upon the occurrence of the date which is twelve (12) months after the Commencement Date, any amount of Landlord’s Contribution which has not been requisitioned or designated by Tenant to be credited towards Base Rent for the Premises shall be retained by Landlord.

(b) Landlord shall pay and/or credit Landlord’s Contribution as a single lump-sum payment within thirty (30) days next following the delivery to Landlord of a requisition therefor, signed by a duly authorized officer of Tenant, which shall be accompanied by (i) a written notice indicating the amount of Landlord’s Contribution, if any, that Tenant is electing to apply toward costs and expenses paid by Tenant in connection with Tenant’s Work or relocating to the Premises, and the amount of Landlord’s Contribution, if any, that Tenant is electing to apply as a credit towards Base Rent; (ii) except with respect to the amount of Landlord’s Contribution that Tenant elects to apply as a credit towards Base Rent, invoices and evidence of payment reasonably acceptable to Landlord; (iii) if applicable, (w) issuance of customary final lien waivers by all contractors, subcontractors and material suppliers covering all of Tenant’s Work (to the extent customary), (x) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for Tenant’s Work by Governmental Authorities having jurisdiction thereover, (y) final “as-built” plans and specifications for Tenant’s Work, and (z) a certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, if any; and (iv) such other documents and information as Landlord may reasonably request. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any unrelated third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity.

3.6	GENERAL PROVISIONS

Except for performance of Landlord’s Work and the provision of Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Premises in order to prepare the Premises for Tenant’s use and occupancy; provided that the foregoing shall not diminish or detract from Landlord’s ongoing repair and maintenance obligations expressly set forth in this Lease. Excepting only Landlord’s Work and the provision of Landlord’s Contribution, Tenant shall, at its own cost and expense, in accordance with and subject to the terms and provisions of this Lease, perform or cause to be performed any and all Tenant’s Work, shall equip the Premises with all trade fixtures and personal property necessary or proper for the conduct of Tenant’s business, and shall open for business as soon thereafter as practicable. All of Tenant’s Work shall be considered to be an Alteration (as hereinafter defined). Neither the review or approval of the Approved Plans by Landlord nor the performance of Landlord’s Work shall constitute a representation or warranty by Landlord that such Approved Plans either are complete or suitable for their intended purpose, or that Landlord’s Work is suitable for its intended purpose, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness or suitability.

3.7	CONSTRUCTION REPRESENTATIVES

Each party authorizes the other to rely upon all approvals granted and other actions taken by the respective construction representative of the respective party, or any person hereafter expressly designated in writing in substitution or addition thereof by notice to the party relying thereon. Landlord’s construction representative shall be Jennifer Twombly and Tenant’s construction representative shall be Amitay Kalmar.

ARTICLE IV

RENT

4.1	RENT PAYMENTS

(a) The Base Rent (at the rates specified in Section 1.2 hereof), and the additional rent and other charges payable pursuant to this Lease (collectively the “Rent”) shall be payable by Tenant to Landlord in good funds at the Address for Payment of Rent as set forth in Section 1.2 above or such other place as Landlord may from time to time designate by written notice to Tenant, without any demand, and without any counterclaim, offset or deduction, of any kind, whatsoever (except as expressly set forth herein).

(b) Commencing on the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay the monthly installments of Tenant’s Proportionate Share of the Tax Excess (as hereinafter defined), if any, Tenant’s Proportionate Share of the Operating Costs Excess (as hereinafter defined), if any, and Electricity Additional Rent (as hereinafter defined). All such payments shall be paid in advance on the first day of each and every calendar month. Commencing on the Rent Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay Base Rent, together with the foregoing amounts. If the Rent Commencement Date falls on a day other than the first day of a calendar month, the first payment which Tenant shall make shall be made on the Rent Commencement Date and shall be equal to proportionate amount of a full calendar month’s payment of such Base Rent and monthly installments of Tenant’s Proportionate Share of the Tax Excess, Tenant’s Proportionate Share of the Operating Costs Excess, and the Electricity Additional Rent for such partial month from based on the proportion that the number of days in such partial month bears to the number of days in the calendar month during which such partial month occurs. Additional rent and other charges payable pursuant to this Lease shall be payable at the times and in the manner set forth in this Lease.

(c) Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess, Tenant’s Proportionate Share of the Operating Costs Excess and the Electricity Additional Rent for any partial month shall be paid by Tenant to Landlord based on the proportion that the number of days in such partial month bears to the number of days in the calendar month during which such partial month occurs. Any other charges payable by Tenant on a monthly basis, as hereinafter provided, shall likewise be prorated.

(d) Rent not paid within five (5) days of the date due shall incur a late charge equal to the sum of: (a) five percent (5%) of the outstanding amount for administration and bookkeeping costs associated with the late payment and (b) interest on the outstanding amount from the due date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any; provided, however, no late charge will be imposed on the first two (2) such late payments in any twelve (12) month period during the Term. Such interest shall be additional rent and shall be paid by Tenant to Landlord within thirty (30) days after demand therefor.

4.2	REAL ESTATE TAXES

(a) The term “Taxes” shall mean all taxes and assessments (including, without limitation, assessments for public improvements or benefits and water and sewer use charges), and other charges or fees in the nature of taxes for municipal services which at any time during or in respect of the Lease Term may be assessed, levied, confirmed or imposed on or in respect of, or be a lien upon, the Building and/or the Lot, or any part thereof, or any rent therefrom or any estate, right, or interest therein, or any occupancy, use, or possession of such property or any part thereof, and ad valorem taxes for any personal property used in connection with the Building or Lot. Without limiting the foregoing, Taxes shall also include any payments made by Landlord in lieu of taxes and all business improvement district payments. Landlord agrees that Tenant’s share of any special assessment shall be determined (whether or not Landlord avails itself of the privilege so to do) as if Landlord had elected to pay the same in installments over the longest period of time permitted by applicable law and Tenant shall be responsible only for those installments (including interest accruing and payable thereon) or parts of installment that are attributable to periods within the Lease Term.

Should the Commonwealth of Massachusetts, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building, (1) impose a tax, assessment, charge or fee, which Landlord shall be required to pay, by way of substitution for or as a supplement to such Taxes, or (2) impose an income or franchise tax or a tax on rents in substitution for or as a supplement to a tax levied against the Building and/or the Lot or any part thereof and/or the personal property used in connection with the Building and/or the Lot or any part thereof, all such taxes, assessments, fees or charges (“Substitute Taxes”) shall be deemed to constitute Taxes hereunder. Taxes shall also include, in the year paid, all fees and costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Except as hereinabove provided with regard to Substitute Taxes, the following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it.

The term “Tax Period” shall mean the then-applicable period of time with respect to which Taxes are required to be paid under applicable law. Thus, under the law presently in effect in the Commonwealth of Massachusetts, “Tax Period” means the period from July 1 of a calendar year to June 30 of the subsequent calendar year. If and to the extent that any Tax Period contains less than twelve (12) complete calendar months, then the Base Tax Amount shall be reduced on a pro rata basis.

(b) If the Taxes during any Tax Period exceed the Base Tax Amount, then Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “Tax Excess”). Tenant shall pay to Landlord, together with monthly payments of Base Rent, pro rata monthly installments on account of the projected Tax Excess for each Tax Period, in amounts reasonably calculated by Landlord from time to time with an adjustment made after the close of the Tax Period to account for the actual Tax Excess for such Tax Period. Landlord will deliver an invoice setting forth the adjustment made after the close of each Tax Period to account for the actual Tax Excess for such Tax Period (the “Tax Excess Statement”) to Tenant promptly after the expiration of the respective Tax Period, but in no event later than one hundred eighty (180) days after the expiration of the respective Tax Period. If the total monthly installments of Tax Excess paid by Tenant with respect to any Tax Period is greater than Tenant’s Proportionate Share of the actual Tax Excess for such Tax Period, then Tenant shall be entitled to a credit against Tenant’s future monthly installment payments of the projected Tax Excess hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall, within thirty (30) days of the date of the Tax Excess Statement, pay such amount to Tenant. If the total of such monthly installments of Tax Excess actually paid by Tenant is less than Tenant’s Proportionate Share of the actual Tax Excess for such Tax Period, then Tenant shall pay to Landlord, as additional rent, the amount of such difference within thirty (30) days after Tenant receives the Tax Excess Statement. Promptly following Tenant’s written request, Landlord shall deliver to Tenant a copy of the real estate tax bill for the Building and/or the Lot.

(c) If any Taxes with respect to which Tenant shall have paid Tenant’s Proportionate Share of the Tax Excess shall be adjusted to take into account any abatement or refund, then Tenant shall be entitled to a credit against rental obligations hereunder, in the amount of Tenant’s Proportionate Share of such abatement or refund less Tenant’s Proportionate Share of Landlord’s costs or expenses, including, without limitation, appraisal and attorneys’ fees, of securing such abatement or refund or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, Landlord shall promptly pay such amount to Tenant. Notwithstanding the foregoing, in no event shall such credit with respect to any Tax Period exceed the amount paid by Tenant as additional rent on account of Taxes for and with respect to such Tax Period. Tenant shall not apply for any real estate tax abatement or refund without the express prior written consent of Landlord.

(d) Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.

4.3	OPERATING COSTS

If the Operating Costs (as hereinafter defined) during any lease year exceed the Base Operating Costs, then Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “Operating Costs Excess”). Tenant shall pay to Landlord pro rata monthly installments on account of the projected Operating Costs Excess for each lease year in amounts reasonably calculated from time to time by Landlord, with an adjustment made after the close of the lease year to account for the actual Operating Costs Excess for such lease year in accordance with this Section 4.3. Landlord will deliver an annual operating cost statement (the “Operating Costs Excess Statement”) to Tenant promptly after the expiration of the respective lease year, but in no event later than one hundred eighty (180) days after the expiration of the respective lease year. Each Operating Costs Excess Statement sent to Tenant shall constitute an account stated. If the total monthly installments of Operating Cost Excess paid by Tenant with respect to any lease year is greater than Tenant’s Proportionate Share of the actual Operating Costs Excess for such lease year, then Tenant shall be entitled to a credit against Tenant’s future monthly installments of projected Operating Costs Excess hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall pay such amount to Tenant within thirty (30) days of the date of the Operating Costs Excess Statement. If the total of such monthly installments of Operating Costs Excess actually paid by Tenant is less than Tenant’s Proportionate Share of the actual Operating Costs Excess for such lease year, then Tenant shall pay to Landlord the amount of such difference, as additional rent, within thirty (30) days after Tenant receives the Operating Costs Excess Statement.

As used in this Lease, the term “lease year” shall mean each calendar year (or part thereof) in which any part of the Term occurs.

As used in this Lease, the term “Operating Costs” shall mean all costs and expenses actually incurred by Landlord in connection with operating, insuring, repairing, equipping, maintaining, replacing, managing, cleaning and protecting (collectively, “the Operation”) the Property, including, without limitation, the following:

(1) All expenses incurred by Landlord or its agents, including without limitation, managing agents, which shall be related to employment of property management personnel, day and night supervisors, janitors, handymen, carpenters, engineers, firemen, mechanics, electricians, plumbers, guards, cleaners and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, telecommunications equipment, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or its agents pursuant to any collective bargaining agreement), for services in connection with the Operation of the Property, and personnel engaged in supervision of any of the persons mentioned above; provided, however, that the costs of employing personnel who work less than full-time in connection with the Operation of the Property shall be equitably adjusted;

(2) The cost of services, materials and supplies used in the Operation of the Property, including, without limitation, the cost to perform Landlord’s obligations pursuant to Section 8.2 and Article IX of this Lease, including those which may be provided pursuant to Landlord’s green building initiatives;

(3) The amounts paid to managing agents and for legal and other professional fees relating to the Operation of the Property, but excluding such fees paid in connection with (x) negotiations for or the enforcement of leases; and (y) seeking abatements of Taxes; provided, however, that management fees shall not exceed prevailing market rates;

(4) Insurance premiums;

(5) Costs for electricity, steam, and other utilities not billed or separately charged to other tenants of the Building;

(6) Water and sewer use charges;

(7) The costs of snow-plowing and removal and landscaping;

(8) Amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Property;

(9) The “annual amortized cost” (as hereinafter defined) of all capital improvements and equipment if such capital improvement either (i) is reasonably intended to result in a reduction in Operating Costs (as for example, a labor-saving improvement); and/or (ii) is made in order to comply with Requirements which become effective after the Effective Date (whether through adoption, promulgation, application, interpretation, or otherwise) (“Permitted Capital Expenditures”); and

(10) The costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard;

(11) The fair market rent (at Landlord’s then-current rent rate for space located in the mid-rise portion of the Building) attributable to the space in the Building used as a management office for the Building (provided that that rentable area of such management office shall not exceed 3,500 rentable square feet); and

(12) All other expenses incurred arising out of or in connection with the Operation of the Property, provided that such expenses are customary expenses for first class office buildings in Boston, Massachusetts.

The phrase “annual amortized cost” shall mean the sum of (x) the original cost of each capital improvement item, divided by (y) the number of years of useful life thereof, as reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital improvement item, together with (z) an interest factor computed on the unamortized balance of such capital improvement item at an annual interest rate of either (a) one percentage point over the AA bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the Wall Street Journal at the time the capital expenditure is made, or (b) if the capital improvement item is acquired through third-party financing, then the actual interest rate paid by Landlord in financing the acquisition of such capital improvement (“Capital Interest Rate”).

If during all or part of any lease year during the Term of this Lease, Landlord is not performing or furnishing any item to any portion of the Building, the cost of which, if performed or furnished by Landlord to such portion of the Building would constitute a part of Operating Costs, (a) as a result of such portion of the Building not then being occupied or leased, (b) as a result of such item not being required or desired by a tenant, (c) as a result of any tenant itself obtaining or providing such item, or (d) for any other reason, whether similar or dissimilar to the foregoing; then, to the extent such costs vary based upon occupancy, Operating Costs shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item to 95% of the rentable areas of the Building.

Operating Costs may be incurred directly or by way of reimbursement, and shall include taxes applicable thereto.

The following shall be excluded from Operating Costs:

(1) Salaries, fringe benefits and other compensation of officers and executives of Landlord not connected with the Operation of the Property and of personnel above the grade of general manager;

(2) Costs and expenses which are properly allocable to other properties of Landlord (e.g., where a service is provided at a single cost to both the Property and another property of Landlord), with said allocation to be determined and calculated by Landlord in its reasonable discretion to exclude the costs fairly attributable to such other property;

(3) Expenses relating to tenants’ alterations;

(4) Principal and interest on indebtedness other than to the extent included in annual amortized costs as aforesaid;

(5) Expenses for which Landlord, by the terms of this Lease or any other lease, makes a separate charge;

(6) Ad valorem real estate taxes;

(7) The cost of electricity or other utilities furnished to other tenants of the Building, to the extent separately billed to said tenants;

(8) Leasing fees or commissions, marketing costs, legal fees, space planners’ fees, advertising and promotional expenditures and any other costs incurred in connection with negotiating or enforcing leases, subleases, lease assignments and/or other transactions with current or prospective tenants or other occupants of the Building;

(9) Any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;

(10) Except for Permitted Capital Expenditures, the cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;

(11) Fixed or percentage rent on ground leases, master leases or other underlying leases;

(12) Costs for which Landlord is reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant’s carrier, or anyone else to the extent of such reimbursement;

(13) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including, without limitation, partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and its property manager, or between Landlord and any other tenant or occupant;

(14) Costs incurred to benefit (or as a result of) a specific tenant or items and services selectively supplied to any specific tenant; or costs of other benefits which are not offered to Tenant or for which Tenant is charged directly;

(15) Charitable, lobbying, special interest or political contributions;

(16) Attorneys’ fees, accounting fees, and expenditures incurred in connection with disputes and claims of other tenants or occupants of the Building;

(17) The cost of the acquisition or installation of any sculpture, paintings or other objects of art in excess of amounts typically spent for such items in comparable buildings in the vicinity of the Building;

(18) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(19) Any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(20) Fines or penalties incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law;

(21) Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Property (e.g. the activities of Landlord’s officers and executives or professional development expenditures or preparing tax returns for shareholders or members of the Landlord), except to the extent included in the management fees permitted hereby;

(22) The cost of installing, and to the extent not generally available to tenants of the Building, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare; and

(23) Costs to the extent arising directly from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors or providers or materials or services.

Each Operating Costs Excess Statement shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (ii) within one hundred eighty (180) days after such statement is sent, sends a written notice to Landlord objecting to such statement and specifying the reasons therefor in which event, upon request, Tenant may, at its sole cost and expense, inspect or audit the books and records pertaining to the Operating Costs for the subject lease year. Said inspection or audit shall be performed at a mutually satisfactory time at Landlord’s offices in the continental United States (provided that Landlord shall also provide electronic access reasonably acceptable to Tenant to such books and records pertaining to the Operating Costs) and may be made only by a qualified employee of Tenant or a qualified independent, nationally recognized auditor or certified public accounting firm reasonably approved by Landlord. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. Tenant and all employees, consultants and agents of Tenant shall keep all information obtained in connection with said audit confidential, and in connection therewith, shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such audit. If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. Tenant shall pay the fees and expenses relating to such audit. If it is finally determined that Tenant was overcharged by more than five percent (5%), then Landlord shall pay all fees and expenses relating to the audit. If the overcharge, if any, is five percent (5%) or less, then Tenant shall pay the fees and expenses relating to such audit. Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any operating cost statement.

ARTICLE V

USE OF PREMISES

5.1	PERMITTED USE

Tenant agrees that the Premises shall be used and occupied by Tenant only for the purposes specified as the Permitted Use thereof in Section 1.2 of this Lease, and for no other purpose or purposes. In no event shall Tenant use or permit the use of the Premises for (i) an employment agency or similar enterprise, (ii) offices of any governmental authority, any foreign government, or any agency or department of the foregoing, (iii) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which would reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in first-class office buildings, (iv) the rendering of medical, dental or other therapeutic or diagnostic services, or (v) any illegal purposes or any activity constituting a nuisance.

Tenant shall comply and shall cause its employees, agents, and invitees to comply with the rules and regulations attached hereto as Exhibit D and such additional reasonable rules and regulations as Landlord shall from time to time establish for the proper regulation of the Building and the Lot, provided that Landlord gives Tenant reasonable advance notice thereof and that such additional rules and regulations shall be of general application to all the tenants in the Building, except where different circumstances justify different treatment.

5.2	COMPLIANCE WITH LAWS

Tenant agrees that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, or contrary to any law, ordinance, by-law, code, rule, regulation or order any governmental or quasi-governmental authority (collectively, “Requirements”) applicable in the municipality in which the Premises are located or which will disturb the quiet enjoyment of the other tenants of the Building. Tenant shall obtain any and all approvals, permits, licenses, variances and the like from governmental or quasi-governmental authorities, including without limitation any Architectural Access Board and Board of Fire Underwriters (collectively, “Approvals”) which are required for Tenant’s use of the Premises, including, without limitation, as may be required to perform any construction work and installations, alterations, or additions made by Tenant to, in, on, or about the Premises; provided, however, that Tenant shall not seek or apply for any Approvals without first having given Landlord a reasonable opportunity to review any applications for Approvals and all materials and plans to be submitted in connection therewith and obtaining Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In any event, Tenant shall be responsible for all costs, expenses, and fees in connection with obtaining all Approvals. Without limiting the general application of the foregoing, Tenant shall be responsible for compliance of the Premises, including, without limitation, any Alterations (as hereinafter defined) it may make to the Premises, with applicable Requirements, including the requirements of the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same may be amended from time to time (collectively, the “ADA”). Landlord shall be responsible for the compliance of the common areas of the Building and Lot with the requirements of the ADA. Tenant’s inability to obtain or delay in obtaining any such Approval shall in no event reduce, delay, or terminate Tenant’s rental, payment, and performance obligations hereunder. Without limiting the generality of the foregoing, Tenant shall, at its own cost and expense, (i) make all installations, repairs, alterations, additions, or improvements to the Premises required by any Requirements; (ii) keep the Premises equipped with all required safety equipment and appliances; and (iii) comply with all Requirements and the requirements of Landlord’s and Tenant’s insurers applicable to the Premises, Building and Lot; provided, however, with respect to the foregoing clauses (i), (ii) and (iii), Tenant shall not be obligated to make any structural Alterations or Alterations to the Building systems or common areas, except to the extent such

Alterations arise out of or result from (1) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from general office use, (2) Alterations made by Tenant, or (3) a breach by Tenant of any of the provisions of this Lease. Tenant shall not place a load upon any floor in the Premises exceeding the lesser of (a) the floor load per square foot of area which such floor was designed to carry as certified by Landlord’s architect and (b) the floor load per square foot of area which is allowed by law. As of the Effective Date, the maximum floor load per square foot the Premises is fifty (50) pounds per square foot. Landlord reserves the right to reasonably prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed in the Premises so as to distribute the weight. As of the Commencement Date, Landlord’s Work shall comply with all applicable Requirements, including the applicable provisions of the ADA.

5.3	INSURANCE RISKS

Tenant shall not permit any use of the Premises that will (i) make voidable or, unless Tenant pays the extra insurance premium attributable thereto as provided below, increase the premiums for any insurance on the Building, (ii) shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association (or any successor organization), or (iii) excepting only the Landlord’s Work and Alterations which Tenant is allowed to perform pursuant to the terms and conditions of this Lease, require any alteration or addition to the Building. Tenant shall, within thirty (30) days after written demand therefor, reimburse Landlord and all other tenants for the costs of all extra insurance premiums caused by Tenant’s use of the Premises. Any such amounts shall be deemed to be additional rent hereunder.

5.4	ELECTRICAL EQUIPMENT

Tenant shall not, without Landlord’s written consent in each instance, which consent will not be unreasonably withheld, conditioned or delayed, connect to the electrical distribution system any fixtures, appliances, or equipment which will operate individually or collectively at a wattage in excess of the capacity of the electrical system serving the Premises as the same may be reasonably determined by Landlord, and Landlord may audit Tenant’s use of electric power to determine Tenant’s compliance herewith. If Landlord permits such excess usage in accordance herewith, Tenant will pay, as additional rent, for the cost of power necessary to accommodate such usage, together with the cost of installing any additional risers, meters, and/or other facilities that may be required to furnish and/or measure such excess power to the Premises.

5.5	TENANT’S OPERATIONAL COVENANTS

(a)	Affirmative Covenants

In regard to the use and occupancy of the Premises, Tenant will at its expense: (1) keep the inside and outside of all glass in the doors and internal windows of the Premises reasonably clean and replace promptly any cracked or broken glass with glass of similar or like quality; (2) maintain the Premises in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; (3) keep any garbage, trash, rubbish or other refuse in vermin-proof containers within the interior of the Premises until removed; and (4) keep all mechanical apparatus that is Tenant’s responsibility to maintain free of vibration and loud noise which may be transmitted beyond the Premises.

(b)	Negative Covenants

In regard to the use and occupancy of the Premises and common areas, Tenant will not: (1) place or maintain any trash, refuse or other articles in any vestibule or entry of the Premises, on the sidewalks or corridors adjacent thereto or elsewhere so as to obstruct any corridor, stairway, sidewalk or common area; (2) permit undue accumulations of garbage, trash, rubbish or other refuse within or without the Premises; (3) cause or permit objectionable odors to emanate or to be dispelled from the Premises; (4) commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant or occupant of the Building, or use or permit the use of any portion of the Premises for any unlawful purpose; or (5) park trucks or other vehicles in a manner that will block access to the loading docks serving the Building, except when Tenant is actively using such loading docks.

(c)	Yield Up

Tenant will yield up and surrender possession of the Premises to Landlord at the expiration of the Term or earlier termination of this Lease, free and clear of all tenants and occupants, broom- clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease; surrender all keys to the Premises; to remove all Alterations required to be removed pursuant to this Section 5.5(c) and Tenant’s Property from the Premises; and all Tenant’s signs wherever located. At the time Landlord approves any of Tenant’s Alterations, including, without limitation, any Tenant’s Work, Landlord shall notify Tenant in writing which of the subject Alterations, if any, will be required to be removed by Tenant at the end of the Term, provided that Tenant shall include the following legend in capitalized and bold type displayed prominently on the top of the first page of Tenant’s notice delivered concurrently with such plans and specifications: “IF LANDLORD FAILS TO NOTIFY TENANT AT THE TIME LANDLORD APPROVES THESE PLANS AND SPECIFICATIONS THAT ANY ALTERATIONS SHOWN THEREON ARE REQUIRED TO BE REMOVED AT THE END OF THE TERM OF THE LEASE, LANDLORD MAY NOT REQUIRE TENANT TO REMOVE SUCH ALTERATIONS AT THE END OF THE TERM OF THE LEASE.” Notwithstanding the foregoing, Tenant shall not be required to remove (i) non-structural alterations and installations to the Premises which are of a type and character typically performed by office tenants in the Building or in comparable buildings in Boston, Massachusetts, including, without limitation, kitchens and restrooms, (ii) any telecommunications wiring and cabling, or (iii) any of the Landlord’s Work. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses incurred by Landlord in effecting such removal and disposition, and, in the event the Premises is not surrendered in the condition required by this Section 5.5(c) in making any repairs and replacements to the Premises after surrender thereof by Tenant.

5.6	SIGNS

Tenant shall not place any signs, placards, or the like on the Building or in the Premises that will be visible from outside of the Premises (including without limitation both interior and exterior surfaces of the windows). Without limiting the foregoing, Landlord shall, at Landlord’s cost and expense, install the following signage identifying Tenant as an occupant of the Building: (i) a listing in the Building directory located in the lobby of the Building; and (ii) a Building standard sign located in the elevator lobby of the floor of the Building on which the Premises are located. The initial listing of Tenant’s name on such signage shall be at Landlord’s cost and expense. Any changes, replacements or additions by Tenant to such signage shall be at Tenant’s sole cost and expense, except to the extent the same are requested by Landlord. Tenant may, at Tenant’s sole cost and expense, install a sign (including Tenant’s logo) on a wall adjacent to the door to the Premises, as well as on the door to the Premises. All signs visible from outside the Premises (including the size, location, design, materials, colors and appearance thereof) shall be subject to the prior review and approval of Landlord in all respects, which approval shall be in Landlord’s sole discretion with respect to signs to be located in the lobby of the Building, and which approval shall not be unreasonably withheld, conditioned or delayed with respect to signs located in the elevator lobby of the floor of the Building on which the Premises are located. In connection therewith and except as expressly set forth herein, Tenant shall, at its sole cost and expense, prepare all plans and specifications relating to such signs, and be responsible for all costs and expenses of constructing, installing, maintaining, repairing, replacing and removing such signs. Landlord shall have no obligations or liabilities with respect to the design of such signs, the obtaining of any required permits or approvals with respect thereto, or the construction, installation, maintenance, repair or replacement thereof, all of which shall be at the sole risk, and sole cost and expense of Tenant. Tenant shall maintain and repair any such signs installed by or on behalf of Tenant in first-class order, condition and repair at its sole cost and expense in accordance with all Requirements and all rules, regulations and directives of Landlord; provided, however, if Tenant fails to repair and maintain such signs and such failure continues for more than thirty (30) days after written notice from Landlord, then Landlord may elect to perform such maintenance and repairs, in which event Tenant shall, within thirty (30) days after receipt of an invoice therefor, reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection therewith. Upon the expiration or termination of the Term of the Lease, Tenant shall, at its sole cost and expense, remove all such signs and repair any damage resulting therefrom.

5.7	HAZARDOUS MATERIALS

Tenant shall not use, handle, transport, store, or dispose of any oil, hazardous or toxic substances, materials or wastes (collectively “Hazardous Materials”) in, under, on or about the Premises, the Building and/or the Lot except for usual and customary commercially available products which contain Hazardous Materials; provided, that (i) such products are ordinarily and customarily used in the ordinary course of first-class business offices, and (ii) any such use is in strict compliance with all applicable Requirements. Without limiting the foregoing, any Hazardous Materials in the Premises, and all containers therefor, shall be used, kept, stored and disposed of with due care and in conformity with all applicable Requirements. If the transportation, storage, use, handling, or disposal of Hazardous Materials in the Premises, the Building, the Lot or anywhere on the Property arising out of or resulting from the acts or omissions of Tenant or its agents, employees, contractors, invitees, guests or others acting by, through or under Tenant, or Tenant’s use of the Premises, results in (1) contamination of the soil, air, surface or ground water or (2) loss or damage to person(s) or property, then Tenant agrees (i) to notify Landlord immediately of any contamination, claim of contamination, loss or damage, (ii) after consultation with and approval by Landlord, to clean up all contamination in full compliance with all applicable Requirements, and (iii) to indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including, without limitation, attorneys’ fees, to the extent arising from or connected with any such contamination, claim of contamination, loss or damage. On the Commencement Date Landlord’s Work shall be delivered to Tenant free and clear of any Hazardous Materials. As of the Effective Date, Landlord has not received written notice that the Premises is in violation of any applicable Requirements. Landlord agrees that if Hazardous Materials subsequently are discovered to have been in the Premises as of the Commencement Date, and as of such date such substances or materials were deemed pursuant to applicable Requirements to constitute Hazardous Materials (“Pre-Existing Hazardous Materials”), then Landlord shall be responsible for the removal thereof in accordance with then-current industry customs and practices and if, as and to the extent required by applicable Requirements. If Landlord is required to remove or remediate any Pre-Existing Hazardous Materials, and such removal or remediation reasonably results in Tenant not being able to use all or any material portion of the Premises for the Permitted Use for a period of seven (7) consecutive days after Landlord’s receipt of written notice from Tenant of such Pre-Existing Hazardous Materials, then provided that Tenant actually ceases using all or such material portion of the Premises for the Permitted Use, then, as the sole and exclusive remedy of Tenant on account thereof, the Base Rent and other Rent amounts payable hereunder shall thereafter be equitably abated until the date that Landlord has removed or remediated the Pre-Existing Hazardous Materials in accordance with all applicable Requirements. Notwithstanding the foregoing, in no event shall Landlord have any responsibilities, liabilities, or obligations, and Tenant shall not be entitled to any abatement of Rent, with respect to Hazardous Materials which may be released, used, disturbed, exposed, exacerbated or disposed of by Tenant or any of its employees, agents, contractors or subtenants. For purposes of this Section 5.7, the term “material portion of the Premises” shall mean at least 2,000 rentable square feet of the Premises. The provisions of this Section 5.7 shall survive the expiration or termination of this Lease. No consent or approval of Landlord shall in any way be construed as imposing upon Landlord any liability for the means, methods, or manner of removal, containment or other compliance with applicable law for and with respect to the foregoing. The terms of this Section 5.7 shall apply to any transportation, handling, storage, use or disposal of Hazardous Materials irrespective of whether Tenant has obtained Landlord’s consent therefor.

ARTICLE VI

INSTALLATIONS, ALTERATIONS, AND ADDITIONS

6.1 (a) Tenant shall not make any alterations, additions, improvements, or other physical changes in, about or to the Premises (collectively, “Alterations”) without Landlord’s prior consent in each instance. Without limiting the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the Building systems, (ii) are performed only by Landlord’s designated contractors or by contractors or mechanics reasonably approved by Landlord to perform such Alterations, (iii) affect only the Premises and are not visible from outside of the Premises, and (iv) are in compliance with all applicable Requirements. Notwithstanding the foregoing, the prior consent of Landlord shall not be required for Alterations which satisfy the conditions of clauses (i), (ii), (iii) and (iv) of the preceding sentence and cost less than $100,000.00 in the aggregate provided that Tenant provides Landlord with notice prior to undertaking such Alterations.

(b) Prior to making any Alterations, Tenant, at its expense, shall, and shall cause its contractors to (i) submit to Landlord for its written approval, which approval shall not be unreasonably withheld, conditioned or delayed, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) of each proposed Alteration, (ii) obtain all permits, approvals and certificates required by any governmental authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), comprehensive public liability (including property damage coverage) and builder’s risk insurance coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s managing agent, and their respective employees and agents, any mortgagee as additional insureds, and (iv) furnish to Landlord such other evidence of Tenant’s ability to complete and to fully pay for such Alterations as is reasonably satisfactory to Landlord. Upon Tenant’s reasonable request, Landlord shall exercise reasonable efforts to cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration, provided Landlord shall incur no cost, expense or liability in connection therewith.

(c) Within ninety (90) days following completion of any Alterations, Tenant, at its expense, shall obtain and deliver to Landlord: (i) copies of paid invoices covering all of the Alterations, (ii) customary final lien waivers by all contractors, subcontractors and material suppliers performing work or providing material that costs $5,000 or more in connection with the applicable Alterations, (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and, to the extent required by the Requirements, sign-offs by Governmental Authorities with respect thereto, (iv) “as-built” plans and specifications for such Alterations, (v) a written certification in the form of the AIA Document G702 (or, if such document is no longer in use, such other form as Landlord shall reasonably approve) from Tenant’s architect stating that (A) the Alterations have been completed in accordance with the plans and specifications approved by Landlord, (B) such work has been paid in full by Tenant, and (C) all contractors, subcontractors and materialmen have delivered to Tenant customary waivers of lien with respect to such work (copies of which shall be included with such architect’s certification), and (vi) such other documents and information as Landlord may reasonably request.

(d) All Alterations shall be performed (a) in a good and first-class workmanlike manner and free from defects, (b) in accordance with the plans and specifications reasonably approved by Landlord, and by contractors reasonably approved by Landlord, (c) excepting only decorative Alterations, under the supervision of a licensed architect reasonably satisfactory to Landlord, and (d) in compliance with all Requirements, the terms of this Lease, all procedures and regulations then reasonably promulgated by Landlord for coordinating all work performed in the Building. All materials and equipment to be used in the Premises shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment shall be subject to any lien or other encumbrance. Neither party shall take any action which would violate the other party’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s, Tenant’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). The party responsible for such Labor Disruption shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed. In addition, at the request of Landlord, Tenant shall immediately pause any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord, nor shall the date of the commencement of the Term be extended as a result of the above actions.

(e) All personal property, trade fixtures and other movable equipment (“Tenant’s Property”) shall be and remain the property of Tenant and Tenant may remove the same at any time on or before the expiration date. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building resulting from or caused by Tenant’s removal of any Tenant’s Property and if Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for Landlord’s actual out-of-pocket cost of repairing and restoring such damage. The foregoing provisions shall survive the expiration or earlier termination of this Lease.

(f) Tenant, at its expense, shall discharge any lien or charge filed against the Premises and/or the Property (or any part thereof) arising out of or resulting from any work claimed to have been done by or on behalf of, or materials claimed to have been furnished to, Tenant, within fifteen (15) days after Tenant’s receipt of notice thereof.

(g) Tenant shall pay to Landlord or its designee, as additional rent, within thirty (30) days after request therefor, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations including, without limitation, costs incurred in connection with (a) Landlord’s review of the Alterations and plans therefor (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration (excluding Tenant’s Work) to operate elevators or otherwise to facilitate any Alterations (excluding Tenant’s Work).

(h) The approval of plans or specifications, or consent by Landlord to the making of any Alterations, shall not constitute Landlord’s agreement or representation that such plans, specifications or Alterations comply with any applicable Requirements (provided the foregoing shall not be applicable to the Approved Plans). Landlord shall have no liability to Tenant or any other party in connection with Landlord’s approval of any plans and specifications for any Alterations, or Landlord’s consent to Tenant’s performing any Alterations.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1	PROHIBITION

Notwithstanding any other provision of this Lease, Tenant shall not, directly or indirectly, assign, mortgage, pledge or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity (except Tenant’s employees) to occupy the whole or any part of the Premises, without, in each instance, having first received the express consent of Landlord, which consent shall be subject to the terms and conditions of this Article VII. Any assignment, mortgage, pledge, transfer of this Lease or subletting of the whole or any part of the Premises by Tenant without Landlord’s express consent (excepting only assignments to Permitted Transferees as expressly permitted pursuant to Section 7.7 hereof) shall be invalid, void and of no force or effect. This prohibition includes, without limitation, any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate, ownership, and/or proprietary structure, including, without limitation, a change in the partners of any partnership, a change in the members and/or managers of any limited liability company, and/or the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate Tenant.

In the case of any assignment or subletting, Tenant originally named herein shall remain fully liable for all obligations of Tenant hereunder, including, without limitation, the obligation to pay the Rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions. It shall be a condition of the validity of any permitted assignment or subletting that the assignee or sublessee agree directly with Landlord, in form reasonably satisfactory to Landlord, to be bound by all obligations of Tenant hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting.

7.2	FURTHER ASSIGNMENT AND SUBLETTING

Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting. In no event shall any permitted subtenant or assignee assign or encumber its sublease or further sublet any portion of the Premises, or otherwise suffer or permit any portion of the Premises to be used or occupied by others.

7.3	NOTICE OF ASSIGNMENT OR SUBLEASE; TERMINATION RIGHTS

If Tenant desires to assign this Lease or sublet all or any portion of the Premises, then Tenant shall give notice (“Tenant’s Transfer Notice”) thereof to Landlord, which notice shall be accompanied by (i) the date Tenant desires the assignment or sublease to be effective, (ii) the material business terms on which Tenant would assign or sublet such premises, (iii) a description of the portion of the Premises to be sublet, if applicable, (iv) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business, and its proposed use of the Premises, (v) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements, and (vi) such other reasonable information Landlord may reasonably request. Excepting only assignments or subleases to Permitted Transferees as expressly permitted pursuant to Section 7.7 hereof, such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right, at Landlord’s option to be exercised by written notice to Tenant, (x) with respect to a proposed assignment, to terminate this Lease, upon the terms and conditions hereinafter set forth; and (y) with respect to any sublease for fifty percent (50%) or more of the Premises for a term that will expire in the last six (6) months of the Term of the Lease, to terminate this Lease with respect to the portion of the Premises proposed to be sublet, upon the terms and conditions hereinafter set forth. If Landlord exercises its option to terminate this Lease (in whole or in part) pursuant to the foregoing provisions, Tenant shall have right, exercisable no more than one-time during the Term, to withdraw its request to assign the Lease or sublease the applicable portion of the Premises by delivering written notice of such withdrawal to Landlord no later than ten (10) days after Landlord exercises the foregoing termination option. If Landlord exercises its option to terminate this Lease (in whole or in part) pursuant to the foregoing provisions, and Tenant fails to, or does not have the right to, withdraw the applicable request, then (a) this Lease (or that part of the Lease relating to the part of the Premises proposed to be sublet, as applicable) shall end and expire on the date that such assignment or sublease was to commence (as if such date were the expiration date of the term hereof), (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an agreement in form and substance reasonably acceptable to Landlord and Tenant, confirming such termination, and (d) Landlord shall be free to lease the Premises or applicable part thereof, to any person or persons, including, without limitation, to Tenant’s prospective assignee or subtenant.

7.4	CONSENT TO ASSIGNMENT OR SUBLEASE

Landlord shall either exercise its option to terminate all or a portion of this Lease as aforesaid or grant or deny its consent to the proposed assignment or sublease by notice from Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Transfer Notice and the items listed in clauses (i) – (vi) of Section 7.3. If Landlord does not exercise Landlord’s option to terminate all or a portion of this Lease as aforesaid, and provided that no Default of Tenant exists hereunder, then Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Tenant shall, upon demand, reimburse Landlord for all reasonable third party out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including, without limitation, all legal fees and expenses reasonably incurred by Landlord in connection with the granting of any requested consent (the “Landlord Consent Costs”); provided, however, with respect to each proposed assignment or sublease Tenant shall not be obligated to reimburse Landlord for more than $2,500.00 on account of Landlord Consent Costs, unless such assignment or sublease does not occur in the ordinary course of business (e.g. is in connection with a bankruptcy or reorganization of Tenant) or involves an amendment to this Lease or other additional documentation (other than a customary Landlord’s consent to assignment or sublease agreement), or if Landlord provides unusual or extraordinary services in connection therewith.

In no event shall Landlord be considered to have withheld its consent unreasonably to any proposed assignment or subletting if:

(A) the proposed assignee or subtenant is not a reputable person or entity of good character with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be, and/or Landlord has not been furnished with reasonable proof thereof;

(B) the proposed assignee or sublessee may, in Landlord’s good faith reasonable determination, use the Premises for (a) a use which does not comply with the conditions and restrictions set forth in this Lease, or (b) a use which could overburden the Premises, the Building, the parking areas or other common areas on the Property, or (c) a use which could cause an increase in the insurance premiums payable with respect to the Property or in the Operating Costs;

(C) the proposed assignee or subtenant (or an affiliate thereof) is then an occupant of the Building, and Landlord has, or expects to have within six (6) months of the proposed commencement of the proposed sublease or assignment, comparable space available for lease on a direct basis for a comparable term;

(D) Tenant shall not publicly list the Premises to be sublet at a proposed sublease rental rate which is less than the base rent at which Landlord is then offering to lease other space in the Building;

(E) the proposed assignee or subtenant is a person or entity (or affiliate of a person or entity) with whom Landlord or Landlord’s agent is then or has been within the prior six months negotiating, through the exchange of proposals (which may be by email), in connection with the rental of space in the Building;

(F) the form of the proposed sublease or instrument of assignment is not reasonably satisfactory to Landlord; such approval not to be unreasonably withheld, conditioned or delayed so long as it is consistent with Tenant’s request for consent;

(G) there shall be more than two subtenants of the Premises;

(H) the proposed subtenant or assignee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and/or shall not be subject to the service of process in, and the jurisdiction of the courts of, the Commonwealth of Massachusetts; or

(I) any mortgagee whose consent to such assignment or sublease is required fails to consent thereto after Landlord has exercised commercially reasonable efforts to obtain such consent (provided that in no event shall Landlord be required to incur any additional costs or expenses to obtain such consent).

If a Default of Tenant beyond applicable notice and cure periods shall occur at any time during the twelve (12) month period immediately prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and such consent shall be void and without force and effect, and such assignment or subletting shall constitute a further Default of Tenant hereunder.

7.5	SUBORDINATION

Each sublease shall be subject and subordinate to this Lease and to the matters that this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease.

7.6	PROFITS

If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord (but, for the avoidance of doubt, not any transfer that does not require Landlord’s consent pursuant to Section 7.7), Tenant shall, within sixty (60) days after Landlord’s consent to such assignment or sublease, deliver to Landlord a complete list of Tenant’s reasonable third-party brokerage fees, legal fees and expenses, architectural fees, and alteration costs paid or to be paid in connection with such transaction, together with a list of all of Tenant’s personal property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment of this Lease (other than an assignment that does not require Landlord’s consent pursuant to Section 7.7), on the effective date of the assignment, an amount equal to 50% of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s personal property, less, in the case of a sale thereof, the then fair market value of such personal property, as reasonably determined by Landlord) after first deducting Tenant’s reasonable third-party brokerage fees, legal fees and expenses, architectural fees, alteration costs, the Landlord Consent Costs and all other reasonable and customary costs incurred by Tenant in connection with such assignment; or

(b) in the case of a sublease (other than a sublease that does not require Landlord’s consent pursuant to Section 7.7), 50% of any consideration payable under the sublease to Tenant by the subtenant that exceeds on a per square foot basis the Base Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s personal property, less, in the case of the sale of such personal property, the then fair market value thereof, as reasonably determined by Landlord) after first deducting Tenant’s reasonable third-party brokerage fees, legal fees and expenses, architectural fees, alteration costs, the Landlord Consent Costs and all other reasonable and customary costs incurred by Tenant in connection with such sublease. The sums payable under this clause shall be paid by Tenant to Landlord after recovery by Tenant of the foregoing costs, as and when rent is paid by the subtenant to Tenant (which may be paid in more than one installment).

7.7	PERMITTED TRANSFERS

If Tenant is a corporation, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock, or the stock comprising voting control, of Tenant shall be deemed a voluntary assignment of this Lease. However, the prohibition contained in Section 7.1 hereof shall not apply to the transfer of shares of stock of Tenant if and so long as the voting stock of Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Section 7.7 the term “transfers” shall be deemed to include the issuance of new stock which results in a majority of the stock, or the stock comprising voting control, of Tenant being held, directly or indirectly, by a person or entity that does not hold such stock of Tenant on the date hereof. If Tenant is a partnership, the transfer (by one or more transfers), directly or indirectly, of a majority interest in, or the right(s) to manage and/or direct the operations of, the partnership shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity, the transfer (by one or more transfers), directly or indirectly, of a majority of the beneficial ownership interests in, or the right(s) to manage and/or direct the operations of, such entity, however characterized, shall be deemed a voluntary assignment of this Lease.

The provisions of Sections 7.1 and 7.6 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred (each, a “Permitted Transferee”) so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; provided, however, if pursuant to applicable Requirements or the confidentiality terms of the proposed transaction Tenant is prohibited from providing such proof of net worth to Landlord ten (10) days prior to the effective date of any such transaction, then Tenant shall deliver such proof of net worth as soon thereafter as Tenant is permitted to do so.

Tenant may also, upon prior notice to but without the consent of Landlord, permit any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant named herein (a “Related Corporation”) to sublet all or part of the Premises or receive an assignment of this Lease for any Permitted Use, provided the Related Corporation is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof and for so long as such entity remains a Related Corporation. Such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity if Tenant is not a corporation.

7.8	NO WAIVER

The acceptance by Landlord of the payment of Rent, additional rent or other charges from an assignee or sublease shall not be considered to be a consent by Landlord to any such assignment, sublease, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s reasonable discretion by notice to Tenant.

7.9	TENANT’S FAILURE TO COMPLETE

If Landlord does not exercise Landlord’s termination option provided under Section 7.3 and Tenant fails, within one (1) year after the delivery of Tenant’s notice, to execute and deliver to Landlord such assignment or sublease then Tenant shall again comply with all of the provisions of this Article VII before assigning this Lease or subletting all or part of the Premises. In addition, if Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within one (1) year after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of this Article VII before assigning this Lease or subletting all or part of the Premises.

7.10	APPROVED USERS/DESK SHARING

Notwithstanding anything to the contrary contained herein, Tenant shall have the right, upon ten (10) Business Days’ prior notice to Landlord, but without having to obtain Landlord’s consent, to permit Tenant’s vendors, contractors, invitees, subsidiaries, parent companies, affiliates and agents (each, an “Approved User”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, common entryways to the Premises as well as shared central services, such as reception, photocopying and the like; (b) the Approved Users occupy space in the Premises for the Permitted Use and for no other purpose; and (c) if requested by Landlord, Tenant notifies Landlord, in writing, of the identity of any such Approved Users prior to occupancy of the Premises by such Approved Users, (d) no such “desk sharing” arrangement is effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Article VII, and (e) the Approved Users shall not occupy, in the aggregate, more than twenty percent (20%) of the rentable area in the Premises. If any Approved Users occupy any portion of the Premises as described herein, (i) the Approved Users shall comply with all provisions of this Lease, and a default by any Approved User shall be deemed a default by Tenant under this Lease; (ii) all notices required to be provided by Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (iv) the Approved Users shall be deemed to be contractors of Tenant for purposes of Tenant’s indemnification obligations set forth in this Lease; and (v) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users. It is understood and agreed that the term “occupy space within the Premises” shall not apply to routine temporary access to the Property or the Premises by Tenant’s vendors, contractors, invitees or agents in the ordinary course of Tenant’s and such parties’ business. The provisions of Section 7.1 and 7.6 shall not apply to transactions described in this Section 7.10.

ARTICLE VIII

REPAIRS AND MAINTENANCE

8.1	TENANT OBLIGATIONS

From and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant shall keep the Premises and every part thereof in good order, condition, and repair, reasonable wear and tear and damage by casualty, as a result of condemnation, or as a result of the failure of Landlord to provide services required to be provided hereunder excepted; and shall return the Premises to Landlord at the expiration or earlier termination of the Lease Term in such condition.

8.2	LANDLORD OBLIGATIONS

Except as may be provided in Articles XII and XIII, Landlord agrees to keep in good order, condition, and repair the structural components and the roof of the Building, the common utility and Building systems to the extent the same are located outside the Premises or serve premises other than the Premises, the perimeter heat pumps, the common hallways, entrances, restrooms and elevators and other common areas, and the sprinkler system to the extent the same is located outside the Premises (Tenant being responsible for the maintenance of all portions of the Building systems located within and exclusively serving the Premises); provided, however, that Tenant shall reimburse Landlord, as additional rent hereunder, within thirty (30) days after receipt of Landlord’s invoice therefor, for the reasonable costs of maintaining, repairing, or otherwise correcting any condition to the extent caused by or arising out of an act, omission, neglect or default under this Lease of Tenant or any employee, agent, or contractor of Tenant or any other party for whose conduct Tenant is responsible. Without limitation, Landlord shall not be responsible to make any improvements or repairs other than as expressly provided in this Section 8.2. In addition, Landlord shall not be liable for any failure to make such repairs unless and until Tenant has given notice to Landlord of the need to make such repairs and Landlord has failed to commence to make such repairs within a reasonable time thereafter.

8.3	CAUSES BEYOND CONTROL OF LANDLORD OR TENANT

(a) Neither Landlord nor Tenant shall be liable for failure to perform any of its obligations under this Lease when prevented from doing so by causes beyond its reasonable control (“Force Majeure”), including, without limitation, labor dispute, breakdown, accident, order or regulation of or by any governmental authority, epidemic, pandemic or other health emergency or exigency, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish services required under this Lease, or because of war or other emergency, or for any cause due to any act, neglect, or default of the other party or such other party’s servants, contractors, agents, employees, licensees or any person claiming by, through or under such party; provided, however (i) in no event shall financial inability be deemed to be or be a cause of Force Majeure, and (ii) in no event shall any Force Majeure in any way affect, reduce or abate the obligation of Tenant timely to pay all Rent and other charges payable by Tenant pursuant to the terms of this Lease. Without limiting the foregoing, in no event shall Landlord ever be liable to Tenant for any indirect, special or consequential damages under the provisions of this Section 8.3(a) or any other provision of this Lease.

(b) Except to the extent caused by the gross negligence or willful misconduct of Landlord, but subject in all events to the provisions of Section 11.5 hereof, Landlord shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, or for the loss or damage to any property of Tenant by theft or otherwise. Except to the extent caused by the gross negligence or willful misconduct of Landlord, but subject in all events to the provisions of Section 11.5 hereof, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, rain, snow, or other of the elements, water or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature.

(c) Notwithstanding any other provision to the contrary set forth in this Lease, if the Premises shall lack any electrical, HVAC, plumbing, utility service or elevator service which Landlord is required to provide hereunder (thereby rendering the Premises or a portion thereof “untenantable” (as hereinafter defined)) for a period of ten (10) consecutive days after Landlord’s receipt of written notice from Tenant of such condition, then provided that (i) such untenantability and Landlord’s inability to cure such condition does not arise out of or result from default or neglect of Tenant or Tenant’s agents, employees or contractors, or any of the other causes identified in subsection (a) above, and (ii) Tenant actually does not utilize the Premises for the Permitted Use during such period, then, as the sole and exclusive remedy of Tenant on account thereof, the Base Rent and other Rent amounts payable hereunder shall thereafter be equitably abated until the date such service is substantially restored. The provisions of this subsection (b) shall not apply in the event of a fire, other casualty or eminent domain event, or other event governed by the provisions of Article XII and/or XIII hereof. For purposes of this Lease, the terms “untenantable” and “untenantability” shall mean that the Premises, or any portion of the Premises, as the case may be, are not, despite Tenant’s commercially reasonable good faith efforts, usable or reasonably accessible by Tenant for the Permitted Use in the ordinary course of Tenant’s business.

ARTICLE IX

SERVICES TO BE FURNISHED BY LANDLORD; ELECTRICITY; UTILITIES

9.1	HEATING, VENTILATION AND AIR CONDITIONING

Landlord shall, on Monday through Friday from 8:00 a.m. through 6:00 p.m. and on Saturdays from 8:00 a.m. through 1:00 p.m. (excluding days designated from time to time by Landlord as holidays for the Building), furnish to the Premises, heating, ventilation and cooling service (“HVAC Service”). If Tenant shall require additional HVAC Service at any times other than during the foregoing days and times, then Tenant shall provide not less than twenty-four (24) hours prior notice thereof to Landlord. Landlord shall furnish such additional HVAC Service to the Premises and Tenant shall pay to Landlord, as additional rent, within thirty (30) days after receipt of Landlord’s invoice therefor, such overtime HVAC charges as may from time to time be reasonably established by Landlord. As of the Effective Date of this Lease, the charge for overtime HVAC is $75.00 per hour from October 1 through April 30, and $175 per hour from May 1 through September 30 (subject to Landlord’s right, from time to time, to increase such charge to reflect increases in the cost of providing such services). Tenant shall not install any supplementary or auxiliary HVAC equipment to serve the Premises without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be responsible if the building standard systems providing HVAC Service to the Premises shall fail to provide cooled or heated air, as the case may be, by reason of (i) any machinery or equipment installed by or on behalf of Tenant, which shall have an electrical load in excess of the average electrical load for the HVAC System as designed, or (ii) any alterations, additions or improvements made or performed by or on behalf of Tenant, or (iii) if Tenant requirements shall exceed the capabilities of the building standard HVAC Service. Tenant at all times shall reasonably cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System. Without limitation, in no event shall Tenant introduce into the Premises personnel or equipment which overloads the capacity of the HVAC System or in any other way interferes with the system’s ability to perform adequately its proper functions, or which affects the temperature otherwise maintained by the HVAC System.

9.2	ELECTRICITY

Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Premises to accommodate a minimum of five (5) watts per rentable square foot connected load for lighting and electrical receptacles, exclusive of the base building HVAC System. Landlord, at its sole cost and expense, has installed or will install a check meter (or meters) to measure the consumption of electricity by Tenant in the Premises. Tenant shall pay to Landlord, as additional rent, two dollars ($2.00) per annum per rentable square foot of floor area in the Premises, for its consumption of electricity in the Premises (“Estimated Electricity Additional Rent”), which amount shall be adjusted at the end of each calendar year to reflect Landlord’s actual costs of providing electricity service to the Premises based on amounts shown on the check meter, and which rate shall be subject to change from time to time based on changes in Landlord’s actual cost of obtaining electricity, without any markup or administrative fee. Landlord will deliver an annual statement (the “Electricity Statement”) to Tenant by not later than one hundred eighty (180) days after the end of each calendar year. Each Electricity Statement sent to Tenant shall constitute an account stated. If the total monthly installments of Estimated Electricity Additional Rent paid by Tenant with respect to any calendar year is greater than Landlord’s actual costs of providing electricity service to the Premises based on amounts shown on the check meter for such calendar year, then Tenant shall be entitled to a credit against Tenant’s future monthly installment payments of the Estimated Electricity Additional Rent hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall, within thirty (30) days of the date of the Electricity Statement, pay such amount to Tenant. If the total of such monthly installments of Estimated Electricity Additional Rent paid by Tenant with respect to any calendar year is less than Landlord’s actual costs of providing electricity service to the Premises based on amounts shown on the check meter for such calendar year, then Tenant shall pay to Landlord, as additional rent, the amount of such difference within thirty (30) days after Tenant receives the Electricity Statement. In no event shall amounts paid by Tenant in accordance with this Section 9.2 include any mark up or administrative fee.

9.3	CLEANING

Landlord shall provide nightly cleaning services for the Premises (Mondays through Fridays only), except during legal holidays or in the event of an emergency including removal and disposal of usual and customary office trash and refuse, substantially in accordance with the cleaning standards established by Landlord in its reasonable discretion with respect to the Building from time to time. Landlord’s current cleaning specifications are attached hereto as Exhibit F.

9.4	WATER

Landlord shall provide to the Premises cold water for usual and customary drinking, cleaning and lavatory purposes.

9.5	TELECOMMUNICATIONS.

If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within thirty (30) days. Tenant acknowledges that nothing set forth in this Section 9.5 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities. The Building is currently served by AT&T, Verizon, Verizon Business, Cogent, Lightower and Comcast.

9.6	SECURITY SERVICES.

So long as Tenant shall comply with Landlord’s reasonable security program for the Building, Tenant’s authorized employees shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, during the Term of this Lease, except in the event of any emergency or Force Majeure. Tenant may elect to install an access controlled security system in the Premises; provided, however, any such system shall be compatible with the existing Building security control system and shall be subject to the prior approval of Landlord in all respects.

Tenant may also elect to install theft protection security systems in the Premises, subject to the prior approval of Landlord in all respects. The work to install any such security system shall be considered to be an Alteration for all purposes under this Lease and Tenant shall comply with all of the terms and conditions of this Lease. Notwithstanding the foregoing, in no event shall Landlord have any liability or obligation to Tenant arising from any claims for loss, injury or damage to persons or property in connection therewith, except to the extent caused by the gross negligence or willful misconduct of Landlord.

9.7	OTHER UTILITIES AND SERVICES

Tenant shall contract directly with the providers for, and shall pay directly to the providers as they become due, all charges for telephone, cable, data transmission and other utilities and services furnished to or consumed in the Premises (to the extent not provided by Landlord pursuant to the express terms of this Article IX). Landlord shall not be liable for any interruption or failure in the supply of any such services. Without limitation, if Tenant is not charged directly by the providers of any such services or utilities, then Tenant shall pay, as additional rent within thirty (30) days after receipt of Landlord’s invoice therefor, its allocable share thereof, as determined by Landlord in its reasonable discretion. Except as expressly set forth in this Article IX, Tenant acknowledges that this is a fully net lease and agrees to contract separately for all utilities and building and other services required for Tenant’s use and occupancy of the Premises hereunder.

9.8	INTERRUPTION

Landlord shall not be liable to Tenant, nor shall Tenant have a claim against Landlord for any compensation or, except to the extent expressly set forth in Sections 5.7 and 8.3(c) of this Lease, reduction of Rent, arising out of or resulting from interruptions or shortages of utilities or building services, or from Landlord’s entering the Premises for any of the purposes authorized by this Lease or for repairing the Premises, or any portion of the Building and/or the Property. Subject to the express terms and conditions of Sections 5.7 and 8.3(c) of this Lease, if Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any utility or service or performing any other obligation to be performed on Landlord’s part, by reason of any cause, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant not less than twenty-four (24) hours advance notice of any contemplated stoppage and will use diligent efforts to avoid unreasonable inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such reasonable policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards. In so doing, Landlord shall make diligent efforts to avoid unreasonable inconvenience to Tenant by reason thereof.

9.9	NO OTHER SERVICES.

Except as otherwise expressly provided in this Article IX, Landlord shall not be required to furnish any other services to the Premises.

ARTICLE X

INDEMNITY

10.1	INDEMNITY

To the maximum extent permitted by law, Tenant shall indemnify and save harmless Landlord and the members, managers, partners, directors, officers, agents, and employees of Landlord, against and from all claims, expenses, or liabilities of whatever nature to the extent (a) arising directly or indirectly from any default or breach by Tenant and/or Tenant’s contractors, licensees, agents, servants, employees, invitees, and/or anyone claiming by, through, or under Tenant, under any of the terms or covenants of this Lease or the failure of Tenant or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same are related, directly or indirectly, to the Premises or the Building or Tenant’s use thereof; or (b) arising directly or indirectly from any accident, injury, or damage, however caused, to any person or property, on or about the Premises; or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the Building or on the Lot, where such accident, injury, or damage results, or is claimed to have resulted, from any act, omission, or negligence on the part of Tenant, or Tenant’s contractors, licensees, agents, servants, employees, or customers, or anyone claiming by, through, or under Tenant: provided, however, that in no event shall Tenant be obligated under this clause (c) to indemnify Landlord, the directors, officers, agents, employees of Landlord, to the extent such claim, expense, or liability results from any negligence or other misconduct of Landlord or the members, managers, officers, agents, or employees of Landlord on or about the Premises or the Building. The indemnification set forth in this Section 10.1 shall survive the expiration or termination of this Lease.

Landlord shall indemnify and save harmless Tenant and the members, managers, partners, directors, officers, agents, and employees of Tenant, against and from all third party claims, expenses, or liabilities of whatever nature (a) arising directly or indirectly from any default or breach by Landlord and/or Landlord’s contractors, licensees, agents, servants, and employees, under any of the terms or covenants of this Lease; or (b) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the common areas of the Building or the Lot, where such accident, injury, or damage results, or is claimed to have resulted, from grossly negligent acts or misconduct on the part of Landlord; provided, however, that in no event shall Landlord be obligated to indemnify Tenant or the members, managers, partners, directors, officers, agents and employees of Tenant, to the extent such claim, expense, or liability results from any negligence or other misconduct of Tenant or the members, managers, officers, agents, or employees of Tenant.

The foregoing indemnity and hold harmless agreements shall include, without limitation, indemnity against all expenses, reasonable, out-of-pocket attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel reasonably acceptable to the indemnifying party. At the request of the indemnified party, the indemnifying party shall defend any such claim or proceeding directly on behalf and for the benefit of the indemnified party.

10.2	TENANT’S RISK

Tenant agrees to use and occupy the Premises and to use such other portions of the Building and the Lot as Tenant is herein given the right to use at Tenant’s sole risk ; and Landlord shall have no responsibility or liability for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant, excepting only to the extent caused by the gross negligence or willful misconduct of Landlord.

10.3	INJURY CAUSED BY THIRD PARTIES

Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through, or under Tenant, for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, that may be occasioned by or through the acts or omissions of persons other than Landlord and the members, managers, partners, directors, officers, agents, contractors and employees of Landlord, occupying any part of the Building, or for any loss or damage from the breaking, bursting, crossing, stopping, or leaking of electric cables and wires, and water, gas, sewer, or steam pipes, or like matters.

10.4	SECURITY

Tenant agrees that, in all events, subject to Section 9.6, Tenant is responsible for providing security to, and installing locks and security systems serving, the Premises and Tenant’s personnel and Landlord shall have no obligations or liabilities, of any kind, in connection therewith. Tenant shall provide Landlord with master keys, access cards and codes and all other necessary means of access to all locks and security systems for and with respect to the Premises.

ARTICLE XI

INSURANCE

11.1	PUBLIC LIABILITY INSURANCE

Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, the following insurance:

(1) Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage, One Million Dollars ($1,000,000) any one person or organization for personal and advertising injury, Two Million Dollars ($2,000,000) general aggregate, and Two Million Dollars ($2,000,000) products completed operations aggregate covering: (i) property/operations liability; (ii) liquor liability if any liquor is sold, served or otherwise provided, (iii) products/completed operations liability; (iv) personal and advertising injury liability; (v) independent contractors liability; and (vi) broad form contractual liability. Tenant’s policy shall be primary and non-contributory to any other insurance available to Landlord with respect to claims arising from Tenant’s use and occupancy of the premises and it shall be endorsed to add Landlord as an additional insured.

(2) Commercial Property Insurance covering at replacement cost value the following property that is owned by, held by, or the legal responsibility of Tenant including but not necessarily limited to: (i) inventory; (ii) furniture, unattached fixtures, and equipment; (iii) improvements and betterments that are the responsibility of Tenant; and (iv) any other property in which Tenant retains the risk of loss including but not limited to electronic data processing equipment and employee personal property. Each policy shall provide coverage against those perils that are commonly included in an “all risk” or special causes of loss form, with no exclusions or other limitations of coverage for wind and hail or terrorism. Coverage for the perils of earthquake and flood shall be added by endorsement at Landlord’s request. Policies shall also include (a) an “agreed amount” endorsement waiving any coinsurance requirement; (b) time element insurance covering business interruption and extra expense resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; and (c) a loss payable endorsement providing that Tenant and Landlord are loss payees as their interests may appear.

(3) Worker’s compensation insurance in accordance with statutory law and employer’s liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

(4) Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of One Million Dollars ($1,000,000) each accident. Such insurance shall insure Tenant and its subtenants against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others caused by accident and arising from Tenant’s operations under the Agreement and whether such operations are performed by Tenant, Tenant’s subtenants, or by any one directly or indirectly employed by any of them. Tenant’s policy shall be primary and non-contributory to any other insurance available to Landlord and it shall be endorsed to add Landlord as an additional insured.

(5) Umbrella Liability Insurance providing excess liability coverage with respect to the commercial general liability, automobile liability and employers liability policies described above with limits of at least Five Million U.S. Dollars (USD $5,000,000) per occurrence and Five Million US Dollars ($5,000,000) general aggregate and products/completed operations aggregate. Such insurance shall be written as follow form or with a form that provides coverage that is at least as broad as the primary insurance policies.

(6) Such other insurance as Landlord reasonably deems necessary and prudent or required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, provided such additional insurance shall not be requested more frequently than once every five (5) years during the Term unless required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises; and provided also that, unless required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, such additional insurance is customarily required to be carried by Landlords of first-class office buildings in the City of Boston.

11.2	GENERAL PROVISIONS

All policies shall be issued to Tenant as the first named insured. Each policy evidencing insurance required to be carried by Tenant pursuant to this Section shall contain the following clauses and provisions: (i) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord be excess insurance; (ii) a waiver by the insurer of any right to subrogation against the indemnified parties which could arise by reason of any payment under such policy or by reason of any act or omission of any of the indemnified parties; (iii) a severability of interest clause or endorsement; (iv) a provision (in endorsement form if requested by Landlord) that the insurer or insured will not cancel or change the coverage provided by such policy without giving Landlord thirty (30) days’ prior written notice.

Limits of liability specified herein can be satisfied through the maintenance of a combination of primary and umbrella policies.

Any and all of the deductibles and premiums associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Tenant.

Each insurance company listed in the Certificates (as hereinafter defined) shall be (i) admitted to do business in the Commonwealth of Massachusetts and (ii) rated by AM Best Company as having a financial strength rating of “A-” or better and a financial size category of “VII” or greater or otherwise be satisfactory to Landlord.

All policies must be written on an occurrence basis and maintained without interruption.

Tenant shall furnish to Landlord prior to the date upon which Tenant first enters the Premises for any reason and thereafter within ten (10) days after the renewal of any policy required herein a Certificate of Liability Insurance on Acord 25 and a Certificate of Property Insurance on Acord 24 or substitute equivalent forms approved by Landlord in its reasonable discretion (“Certificates”). Certificates shall evidence the following for each and every policy providing the insurance coverage required herein: (i) insurance company name, (ii) policy number, (iii) policy period, (iv) per occurrence and aggregate limits, (v) deductibles or self insured retentions, and (vi) any applicable additional insured or waiver of subrogation endorsements.

Tenant agrees to send to Landlord by certified mail or nationally recognized overnight delivery service at least thirty (30) days advance written notice of cancellation, non-renewal, or material change with respect to any of the policies required herein. Tenant shall also endorse its commercial general liability and commercial automobile liability policies to require the insurer to provide prior written notice of cancellation to Landlord as an additional insured. If any of the above insurance policies are canceled prior to expiration, Tenant shall immediately replace the insurance without lapse of coverage.

A lack of insurance coverage does not reduce or limit Tenant’s obligation to indemnify Landlord to the extent set forth in this Lease.

In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. Tenant shall pay to Landlord, as additional rent, the amount so paid by Landlord promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable out-of-pocket expenses (including attorney’s fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

11.3	LANDLORD’S INSURANCE

Landlord shall maintain in full force throughout the Lease Term:

(1) Property Insurance providing coverage for Landlord’s owned real and personal property at the Property, in amounts and with coverages as determined reasonable by Landlord but is reasonable and customary in the area for similar properties.

(2) Landlord may maintain such additional insurance with respect to the Building and the Property, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building. All premiums for such insurance shall be included in Operating Costs for the purposes of this Lease.

11.4	CONSTRUCTION PERIOD INSURANCE

At any time when demolition or construction work is being performed on or about the Premises or Building by or on behalf of Tenant, Tenant shall keep in full force and effect the insurances coverages set forth on Exhibit E attached hereto.

Tenant shall cause a certificate or certificates of such insurance to be delivered to Landlord prior to the commencement of any work in or about the Building or the Premises. In the event Tenant does not keep in full force and effect the insurance coverages set forth on Exhibit E in accordance herewith, upon notice to Tenant, Landlord shall have the right, but not the obligation, to obtain any or all such insurance at the expense of Tenant, in addition to any other right or remedy of Landlord. The provisions of this Section 11.4 shall survive the expiration or earlier termination of this Lease.

11.5	WAIVER OF SUBROGATION

To the extent permitted by law, Landlord and Tenant each waives on behalf of itself and its insurer all rights to assert claims for any losses, damages, liabilities, and expenses, including but not limited to attorney’s fees, against the other party, its subsidiaries and affiliates, and their respective directors, officers, managers, tenants and employees, for damages to the extent proceeds realized from property insurance policies maintained or required to be maintained under this Lease are applied to such losses, damages, liabilities, and expenses. Each property insurance policy required herein shall include an endorsement acknowledging such waiver of subrogation. Nothing contained in this Section 11.5 shall be deemed to modify or otherwise affect any releases elsewhere contained in this Lease.

ARTICLE XII

CASUALTY

12.1	DEFINITION OF “SUBSTANTIAL DAMAGE” AND “PARTIAL DAMAGE”

The term “substantial damage”, as used herein, shall refer to damage which is of such a character that in Landlord’s reasonable, good faith determination the same cannot, in ordinary course, be expected to be repaired within sixty (60) days from the time that such repair work would commence. Any damage which is not “substantial damage” is “partial damage”.

12.2	PARTIAL DAMAGE TO THE BUILDING

If, during the Lease Term there shall be partial damage to the Building by fire or other casualty, and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, then Landlord shall promptly and diligently proceed to restore the Building to substantially the condition in which it was immediately prior to the occurrence of such damage; provided, however, in no event shall Landlord be obligated to more than the insurance proceeds actually received by Landlord, plus the amount of any deductible carried by Landlord.

12.3	SUBSTANTIAL DAMAGE TO THE BUILDING

If, during the Lease Term there shall be substantial damage to the Building by fire or other casualty, and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, then Landlord shall provide to Tenant within sixty (60) days of the date of such substantial casualty, written notice as to the length of time reasonably required to restore such substantial damage (the “Repair Notice”), and Landlord shall promptly restore the Building following receipt of all insurance proceeds with respect to such damage or casualty, to the extent reasonably necessary to enable Tenant’s use of the Premises, unless Landlord, within ninety (90) days after the occurrence of such damage, shall give notice to Tenant of Landlord’s election to terminate this Lease; provided, however, in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus the amount of any deductible carried by Landlord. Landlord shall have the right to make such election in the event of substantial damage to the Building whether or not such damage materially interferes with Tenant’s use of the Premises. If Landlord shall elect to terminate this Lease in accordance herewith, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. If the Repair Notice indicates that the damage cannot reasonably be expected to be repaired within twelve (12) months of the date of such damage or destruction, then Tenant may, at its election, terminate this Lease by notice given to Landlord within thirty (30) days after Landlord’s delivery of the Repair Notice. In addition, if Landlord has not restored the Premises to the extent required under this Section 12.3 within twelve (12) months after the date of such damage or destruction, such twelve (12) month period to be extended to the extent of any delays of the completion of such restoration due to Force Majeure (such extensions for Force Majeure not to exceed one hundred eighty (180) days in the aggregate), then Tenant may elect to terminate this Lease by giving written notice of such election to Landlord within thirty (30) days after the end of such twelve (12) month period and before the substantial completion of such restoration. If Tenant so elects to terminate this Lease, then this Lease and the term hereof shall cease and come to an end on the date that is thirty (30) days after the date that Landlord receives Tenant’s termination notice, unless on or before such date Landlord has substantially completed such restoration.

12.4	ABATEMENT OF RENT

If during the Lease Term the Building shall be damaged by fire or casualty and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, an equitable proportion of the Base Rent payable by Tenant hereunder shall abate proportionately for the period in which, by reason of such damage, there is such interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises or so much thereof as shall have been originally constructed by Landlord (exclusive of any of Tenant’s fixtures, furnishings, equipment and the like or work performed therein by Tenant) to substantially the condition in which the Premises were prior to such damage such that Tenant may use the entirety of the Premises for the Permitted Use in the ordinary course of Tenant’s business.

12.5	MISCELLANEOUS

In no event shall Landlord have any obligation to make any repairs or perform any restoration work under this Article XII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, the requirements of any applicable Requirements the refusal of the holder of a mortgage or ground lease affecting the Property (or any part thereof) to make available to Landlord the net insurance proceeds attributable to such restoration, or the inadequacy of such proceeds to fund the full cost of such repairs or restoration. Without limiting the foregoing, reasonably promptly after Landlord ascertains the existence of any such cause, it shall notify Tenant of the same, and notify Tenant whether Landlord elects to either terminate this Lease or waive such condition to its restoration obligations. If Landlord does not elect to terminate this Lease then Landlord must waive such condition to its restoration obligations and proceed to restore the Premises as otherwise provided herein. Further, excepting only with respect to the Landlord’s Work, which Landlord shall be required to repair and restore, Landlord shall not be obligated to make any repairs or perform any restoration work to any other alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant (all of which Tenant shall repair and restore), or to any fixtures in or portions of the Premises or the Building which were constructed or installed by or for some party other than Landlord or which are not the property of Landlord. In the event that Tenant is carrying insurance with respect to any of the Landlord’s Work, Tenant shall name Landlord as loss payee on such policies of insurance and Tenant shall release to Landlord for Landlord ’s repair and restoration of the Premises any insurance proceeds if and to the extent received by Tenant from Tenant’s insurer for the restoration of the Landlord’s Work.

ARTICLE XIII

EMINENT DOMAIN

13.1	RIGHTS OF TERMINATION FOR TAKING

If the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) physically unsuitable for Tenant’s purposes, shall be taken (including a temporary taking in excess of 180 days (provided Tenant is unable to use the applicable portion of the Premises and actually vacates the applicable portion of the Premises during such 180 day period)) by condemnation or right of eminent domain or sold in lieu of condemnation, Landlord or Tenant may elect to terminate this Lease by giving notice to the other of such election not later than sixty (60) days after Tenant has been deprived of possession of the Premises.

Further, if so much of the Building (which may, but need not include, the Premises) or the Lot shall be so taken, condemned or sold or shall receive any direct or consequential damage by reason of anything done pursuant to public or quasi-public authority to the extent that continued operation of the same would, in Landlord’s reasonable opinion, be uneconomical, Landlord may elect to terminate this Lease by giving notice to Tenant of such election not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned or receive such damage and should this Lease be not terminated in accordance with the foregoing provisions, Landlord shall promptly after the determination of Landlord’s award on account thereof, expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Premises to an architectural unit that is reasonably suitable to the uses of Tenant permitted hereunder. Should the net amount so awarded to Landlord be insufficient to cover the cost of so restoring the Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises to such an architectural unit, with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant within sixty (60) days after Landlord has determined the estimated cost of such restoration.

13.2	PAYMENT OF AWARD

Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the Lot and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking or damage, as aforesaid. Tenant covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of loss of business or good will, or costs of improvements or trade fixtures installed in the Premises by Tenant entirely at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable hereunder by Landlord from the taking authority.

13.3	ABATEMENT OF RENT

In the event of any such taking of the Premises (or a portion thereof), if and to the extent Tenant is deprived of possession of the whole or any part of the Premises, commencing on the date on which Tenant is deprived of possession of the Premises (or the subject portion thereof, as applicable), the Base Rent or a fair and equitable proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

13.4	MISCELLANEOUS

In no event shall Landlord have any obligation to make any repairs under this Article XIII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, requirements of any applicable Requirements or requirements of any mortgagee. Without limiting the foregoing, reasonably promptly after Landlord ascertains the existence of any such cause, it shall notify Tenant of the same, and notify Tenant whether Landlord elects to either terminate this Lease or waive such condition to its restoration obligations. If Landlord does not elect to terminate this Lease then Landlord must waive such condition to its restoration obligations and proceed to restore the Premises or the Building as otherwise provided herein. Further, excepting only with respect to the Landlord’s Work, which Landlord shall be required to repair and restore, Landlord shall not be obligated to make any repairs to any portions of the Premises or the Building which were constructed or installed by or for some party other than Landlord or which are not the property of Landlord and Tenant shall be obligated to perform any repairs on and restorations to any alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant.

ARTICLE XIV

DEFAULT

14.1	TENANT’S DEFAULT

(a) If at any time any one or more of the following events (herein referred to as a “Default of Tenant”) shall occur:

(i) Tenant shall fail to make payment of rent or any other monetary amount when due under this Lease; provided that not more than twice per calendar year, a Default of Tenant shall not exist if Tenant fails to make such payment within five (5) days of the date when due but makes such payment within five (5) days after written notice of such failure from Landlord to Tenant; or

(ii) Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises in violation of this Lease), or Tenant shall fail to timely deliver the Letter of Credit, and such failure continues for three (3) Business Days after notice from Landlord to Tenant thereof; or

(iii) Tenant shall fail to perform or observe any other covenant or provision herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or, if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and diligently to prosecute such remedy to completion within not more than ninety (90) days after notice to Tenant; or

(iv) except as otherwise provided by applicable law, if the estate hereby created shall be taken on execution or by other process of law, or if Tenant shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of Tenant for the benefit of creditors, or if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, and such proceeding is not dismissed within sixty (60) days after it is begun, or if a petition shall be filed for the reorganization of Tenant under any provisions of law now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file a petition for such reorganization, or for arrangements under any provisions of such laws providing a plan for a debtor to settle, satisfy, or extend the time for the payment of debts; or

(v) Tenant shall abandon the Premises (provided that Tenant’s vacating the Premises shall not be deemed an abandonment of the Premises if Tenant maintains the Premises and performs its other obligations under this Lease), then, in any such case, Landlord may, in addition to any remedies otherwise available to Landlord, immediately or at any time thereafter, and without demand or notice, enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate, and expel Tenant and those claiming by, through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and/or Landlord may terminate this Lease by notice to Tenant and this Lease shall come to an end on the date of such notice as fully and completely as if such date were on the date herein originally fixed for the expiration of the term of this Lease and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as herein provided. To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws (including M.G.L. c.186, §11), in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. In the event of any such termination, entry or re-entry, Landlord shall have the right to remove and store Tenant’s property and that of persons claiming by, through or under Tenant at the sole risk and expense of Tenant and, if Landlord so elects, (x) to sell such property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by law that it shall have no right, title or interest in any property remaining in the Premises after such termination, entry or re-entry.

(b) Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would become due under the terms of this Lease if this Lease had not been terminated or if Landlord had not entered or re entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof; but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all reasonable out-of-pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees, reasonable, out-of-pocket attorneys’ fees and the like), and in collecting the rent in connection therewith. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the then value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease Term if the lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for what would be the then unexpired Lease Term if the same remained in effect. For purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding sentence, the total amount due shall be computed by assuming that Tenant’s Proportionate Share of Taxes and Tenant’s Proportionate Share of Operating Costs would be, for the balance of such unexpired term, the amount thereof respectively for the tax year and lease year, respectively, in which such termination, entry or re-entry shall occur.

(c) In case of any Default of Tenant, re-entry, entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the Premises and (ii) make such alterations, repairs and decorations in the Premises as Landlord, in its sole judgment, considers advisable or necessary for the purpose of reletting the Premises; and no action by Landlord in accordance with the foregoing shall operate or be construed to release Tenant from liability hereunder as aforesaid. It is specifically understood and agreed that Landlord shall be entitled to take into account in connection with any reletting of the Premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the Premises, such as, but not limited to, the first class quality of the Building and the financial responsibility of any such replacement tenant. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting, and Tenant hereby waives, to the extent permitted by applicable law, any obligation Landlord may have to mitigate Tenant’s damages. Notwithstanding the foregoing, Landlord will use reasonable efforts to relet the Premises after Tenant vacates the Premises;

however, the marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s reasonable judgment, will be unacceptable, (iii) relet the Premises prior to leasing any other vacant space in the Building, suitable for the use of the prospective tenant, (iv) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease. Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Building, matters of tenant mix, and the financial responsibility of any such replacement tenant. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting. The foregoing Landlord obligation to list the Premises as provided herein is independent of Tenant’s obligations under this ARTICLE XIV and shall not be construed to entitle Tenant to set -off against any amounts payable by Tenant hereunder in the event of a breach or alleged breach by Landlord of such obligation. In no event shall Landlord be obligated to give priority to the re-letting of the Premises over any other Premises in the Building or any other building owned by Landlord.

(d) If there is at any time a guarantor or assignee of this Lease or any interest of Tenant herein or any sublessee, franchisee, concessionee, or licensee of all or any portion of the Premises, the happening of any of the events described in paragraph (a)(iv) of this Section with respect to such guarantor, assignee, sublessee, franchisee, concessionee, or licensee shall constitute a Default of Tenant hereunder.

(e) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may, at any time, be entitled lawfully and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(f) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, reasonable, out-of-pocket attorneys’ fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

(g) Upon any Default of Tenant, or the expiration or termination of this Lease, Landlord shall have the right of summary process under Massachusetts General Laws c. 239, or other applicable statutes, and such other rights to recover possession as permitted by law. Tenant and Landlord each hereby waives any and all rights under the laws of any state to the right, if any, to trial by jury.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy, insolvency, or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

Except as set forth in Section 17.11, in no event shall Tenant ever be liable to Landlord for any indirect, special or consequential damages under the provisions of this Lease.

14.2	LANDLORD’S DEFAULT

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Without limitation, in no event shall Tenant have the right to terminate or cancel this Lease or, except as expressly provided in Sections 5.7 and 8.3(c), to withhold Rent or to set-off or deduct any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from Rent thereafter due and payable under this Lease, but shall look solely to the interests of Landlord in the Property for satisfaction of any such claim.

ARTICLE XV

LANDLORD’S ACCESS TO PREMISES

15.1	LANDLORD’S RIGHT OF ACCESS

Landlord and its agents, contractors, and employees shall have the right to enter the Premises at all reasonable hours upon not less than twenty-four (24) hours’ notice (except in exigent circumstances or any time in case of emergency, in which event no such notice shall be required) which notice may be via email, for the purpose of inspecting or of making repairs or alterations, to the Premises or the Building or additions to the Building, or for the purpose of performing any obligation of Landlord under this Lease, in each case to the extent required or permitted pursuant to this Lease, or exercising any right or remedy reserved to Landlord in this Lease or otherwise available at law or in equity, or to erect, install, use, maintain, repair and replace pipes, ducts and conduits in and through the Premises, or to make such decorations, repairs, alterations, improvements or additions, or to perform such maintenance, including, but not limited to, the maintenance of all heating, air conditioning, elevator, plumbing, electrical and other mechanical facilities, as Landlord may deem necessary or desirable. Landlord shall also have the right to make access available at all reasonable hours upon not less than twenty-four (24) hours’ notice, which notice may be via email, to prospective or existing investors, mortgagees or purchasers of any part of the Building. To assure access by Landlord to the Premises, Tenant shall provide Landlord with duplicate copies of all keys used by Tenant in providing access to the Premises.

For a period commencing twelve (12) months prior to the expiration of the Lease Term, Landlord may have reasonable access to the Premises at all reasonable hours for the purpose of exhibiting the same to prospective tenants.

In connection with any such entry to the Premises, Landlord shall exercise commercially reasonable efforts to minimize the disruption to the business operations of Tenant in the Premises. Except in the case of emergency or when providing janitorial and other customary services, Landlord shall afford Tenant an opportunity to have a representative of Tenant accompany Landlord during any such entry into the Premises.

Notwithstanding the foregoing, Tenant, at its sole cost and expense may designate one or more areas of the Premises not to exceed ten percent (10%) of the rentable square footage of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access during the Term of this Lease without an Escort (as hereinafter defined) (except as otherwise provided below). Tenant may, from time to time, exercise its right to designate Secure Areas by delivering to Landlord, for Landlord’s prior written approval, a plan showing the location of any such Secure Areas. Landlord will not unreasonably withhold, condition or delay such consent. If Landlord intends to access a Secure Area in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. In such event, Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during Normal Business Hours and after hours during mutually agreed upon times. Notwithstanding the foregoing, in connection with Landlord’s provision of janitorial services to the Secure Areas, Landlord and Tenant shall reasonably coordinate in good faith to agree upon the times for Landlord to provide janitorial services to the Secure Areas, and Tenant shall make an Escort available during such mutually agreed upon times, or confirm that an Escort is not required; provided that if Tenant fails to so make an Escort available and fails to confirm that an Escort is not required, it is understood and agreed that Landlord will not provide janitorial services to the Secure Areas. At all times during any non-emergency access to any Secure Areas, including when providing janitorial and other customary services, Landlord shall comply, or cause its contractors to comply, with all reasonable security measures of Tenant pertaining to the Secure Areas, including, without limitation, Requirements applicable to the use of the Secure Areas in connection with Tenant’s business operations. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify Tenant (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. In any such event, except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor or door to the Secure Area damaged as a result of a forcible entry by Landlord.

ARTICLE XVI

RIGHTS OF MORTGAGEES

16.1	SUBORDINATION AND ATTORNMENT

(a) This Lease shall be subject and subordinate to any mortgage or ground lease now or hereafter on the Building or Property (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. If any holder of a mortgage or holder of a ground lease of property which includes the Premises executed and recorded prior to the date of this Lease shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

(b) Upon the request of Landlord, the holder of any mortgage or deed of trust affecting the Premises, or the lessor under any ground lease affecting the Premises, Tenant shall execute and deliver to such party an attornment agreement providing that Tenant shall attorn to such holder or lessor in the event of a foreclosure of such mortgage or deed of trust or transfer in lieu thereof or a termination of such ground lease and incorporating such other terms and conditions as such party may reasonably require, provided that such agreement includes an agreement by such other party to recognize and not to disturb the rights of Tenant under this Lease, subject to and in accordance with the terms and conditions hereof. Irrespective of whether any such attornment agreement has been executed, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of any ground lease, Tenant shall, if so requested, attorn to the purchaser or ground lessor upon such foreclosure, sale or termination or upon any grant of a deed in lieu of foreclosure and recognize such purchaser or ground lessor as Landlord under this Lease.

(c) Tenant agrees on request of Landlord to execute and deliver from time to time any instrument that Landlord may reasonably deem necessary to implement the provisions of this Section 16.1.

16.2	NOTICE TO MORTGAGEE AND GROUND LESSOR

After receiving notice from any person, firm, or other entity (or from Landlord on behalf of any such person, etc.) that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee which includes the Premises as a part of the premises demised thereunder, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord. Accordingly, no act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder shall have such an effect unless and until Tenant shall have first given written notice to such holder or ground lessor, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights and such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 16 or elsewhere in this Lease shall be deemed to impose any obligation on any such holder or ground lessor to correct or cure any such condition.

16.3	ASSIGNMENT OF RENTS

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder or ground lessor shall, by notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1	CAPTIONS

The captions throughout this Lease are for convenience or reference only and shall in no way be held or deemed to define, limit, explain, describe, modify, or add to the interpretation, construction, or meaning of any provision of this Lease.

17.2	BIND AND INURE

Except as herein otherwise expressly provided, the obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The reference herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by the provisions of Article VII. Neither the assignment by Landlord of its interest in this Lease as security to a lender holding a mortgage on the Building, nor the acceptance thereof by such lender, nor the exercise by such lender of any of its rights pursuant to said assignment shall be deemed in any way an assumption by such lender of any of the obligations of Landlord hereunder unless such lender shall specifically otherwise elect in writing or unless such lender shall have completed foreclosure proceedings under said mortgage.

17.3	NO WAIVER; INDEPENDENT COVENANTS

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed to be a waiver of such violation or to prevent a subsequent act, which would originally have constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed to be a waiver of such breach by Landlord unless such waiver be in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. It is the express understanding and agreement of Landlord and Tenant and it is a condition of Landlord’s agreement to execute this Lease that the obligations of Landlord under this Lease are independent covenants from Tenant’s obligation to pay Rent hereunder and to continue its occupancy of the Premises for the Term of this Lease.

17.4	NO ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the entire Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent or any part thereof be deemed to be an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease or at law or in equity provided.

17.5	CUMULATIVE REMEDIES

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Except as otherwise set forth herein, any obligations of Tenant as set forth herein (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord) shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

17.6	PARTIAL INVALIDITY

If any term or provision of this Lease or any portion thereof or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Lease and of such term or provision and the application of this Lease and of such term and provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

17.7	LANDLORD’S RIGHT TO CURE

If Tenant shall at any time default in the performance of any obligation under this Lease which default remains uncured after the expiration of any applicable grace period, Landlord shall have the right, but not the obligation, to enter upon the Premises and/or to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. Without limiting the foregoing, except in the case of an emergency (for which no prior notice shall be required), Landlord shall notify Tenant in writing of Landlord’s intent to exercise its rights under this Section 17.7. In performing any such obligations, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the Lease Interest Rate) and all necessary and reasonable out-of-pocket incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

17.8	ESTOPPEL CERTIFICATES

Tenant agrees on the Commencement Date and from time to time thereafter, within not more than seven (7) Business Days after receipt of written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, certifying (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (b) that Tenant has no defenses, offsets or counterclaims against its obligations to pay rent and other charges required under this Lease and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), (c) the dates to which the Rent and other charges have been paid, and (d) any other information reasonably requested by Landlord which are customarily included in tenant estoppel certificates. Any such statement delivered pursuant to this Section 17.8 may be relied upon by any prospective purchaser or mortgagee of the property which includes the Premises, or any prospective assignee of any such mortgagee, or any lessor under any ground lease affecting the Building or any portion thereof. If Tenant does not deliver to Landlord the foregoing statement signed by Tenant within such required time period, Landlord shall deliver to Tenant a second notice, and if Tenant shall fail to deliver the foregoing statement within three (3) Business Days after Landlord delivers such second notice, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been modified except as otherwise represented by Landlord; (3) not more than one monthly installment of Base Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts in an action initiated against Tenant by Landlord’s Mortgagee or any prospective purchaser or mortgagee.

17.9	BROKERAGE

Each party hereto warrants and represents that it has dealt with no real estate broker or agent other than JLL and Newmark (collectively, the “Brokers”) in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for commissions or fees arising out of this Lease which, as to the respective parties, are inconsistent with such party’s warranties and representations. Landlord shall be responsible for any commissions or fees owed to the Brokers in connection with this transaction in accordance with a separate agreement between Brokers and Landlord.

17.10	ENTIRE AGREEMENT

All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof.

17.11	HOLDOVER

If Tenant remains in the Premises after the termination of this Lease, by its own terms or for any other reason, such holding over shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only, and shall pay a daily holdover charge calculated at a rental rate equal to one hundred fifty percent (150%) of the Rent applicable immediately prior to such termination. Tenant shall also pay to Landlord all damages, direct, consequential, or indirect, sustained by Landlord by reason of any such holding over for longer than thirty (30) days after the Expiration Date or earlier termination of this Lease. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

17.12	COUNTERPARTS; ELECTRONIC SIGNATURE

This Lease is executed in any number of counterparts, each copy of which is identical, and any one of which shall be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of the other copies. This Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

17.13	CONSTRUCTION AND GRAMMATICAL USAGE

This Lease shall be governed, construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, and Tenant agrees to submit to the personal jurisdiction of any court (federal or state) in said Commonwealth for any dispute, claim or proceeding arising out of or relating to this Lease. In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so admits or requires. The use of the word “including” shall mean “including, without limitation.” If there be more than one party tenant, the covenants of Tenant shall be the joint and several obligations of each such party and, if Tenant is a partnership, the covenants of Tenant shall be the joint and several obligations of each of the partners and the obligations of the firm.

17.14	WHEN LEASE BECOMES BINDING

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

17.15	LETTER OF CREDIT

(a) By not later than thirty (30) days after the Effective Date, Tenant shall deliver to Landlord a Letter of Credit (as hereinafter defined) in the amount specified in Section 1.2 of this Lease, as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a commercial bank which is satisfactory to Landlord (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service (the “Minimum Rating Agency Threshold”), and has combined capital, surplus and undivided profits of not less than $2,000,000,000 (the “Minimum Capital Threshold”). Notwithstanding anything to the contrary set forth in this Section 17.15(a), Landlord hereby approves Regions Bank as the issuer of the Letter of Credit, subject to Landlord’s rights set forth below in Section 17.15(f). The Letter of Credit shall (i) name Landlord as beneficiary, (ii) have a term of not less than one year, (iii) permit multiple drawings, (iv) either (x) be fully transferable by Landlord without the payment of any fees or charges by Landlord, or (y) Tenant shall be obligated to cause a replacement Letter of Credit to be issued for the benefit of Landlord’s transferee, at no fee or charge to Landlord, subject only to the return of the original Letter of Credit, and (v) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the sixtieth (60th) day following the Expiration Date); provided, however, the Issuing Bank may retain the right to send duplicate notices (the “Non-Renewal Notices”) to Landlord and Tenant by certified mail, return receipt requested (addressed to Landlord as follows: 100 Summer Owner LLC, 500

Boylston Street, 21st Floor, Suite 2100, Boston, Massachusetts 02116, Attn: Joseph Goldman and Fred Borges, with a copy to: 100 Summer Owner LLC, Woodlawn Hall at Old Parkland, 3953 Maple Avenue, Suite 300, Dallas, Texas 75219, Attn: General Counsel, with a copy to: Rockhill Management, L.L.C., 500 Boylston Street, 21st Floor, Suite 2100, Boston, MA 02116, Attn: John Stonestreet), not less than sixty (60) days next preceding the then expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank or its correspondent bank at an office location in Boston, Massachusetts. The Letter of Credit shall be subject in all respects to the International Standard Practice 1998 (ISP 98), International Chamber of Commerce Practice, Publication No. 590.

(b) If (i) a Default of Tenant occurs under this Lease, or (ii) Landlord receives a Non-Renewal Notice, or (iii) Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, then Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be, (x) to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default including (1) any sum which Landlord may expend or may be required to expend by reason of the Default of Tenant, and/or (2) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord, and/or (y) as a cash security deposit, unless and until, in the case of clause (ii) above, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of Section 17.15(a). If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit or cash security, as the case may be, shall be returned to Tenant not more than thirty (30) days after the Expiration Date (or earlier termination of this Lease other than as a result of a Default of Tenant) and after delivery of possession of the Premises to Landlord in the manner required by this Lease and the curing of any outstanding Default of Tenant under this Lease.

(c) The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to the holder of any mortgage upon the Building or the successor landlord in connection with a transfer of the Building, from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall without any further agreement between the parties, be released by Tenant from all liability therefor. The provisions of Section 17.15(c) shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Issuing Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(d) If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit or an amendment to the Letter of Credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 17.15. Tenant further agrees that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e) Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or Default on the part of Tenant under this Lease. If a Default of Tenant occurs, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure such Default of Tenant and/or to compensate Landlord for any and all damages sustained resulting from such Default of Tenant, subject to and in accordance with the terms and conditions of this Lease. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(f) If, at any time or from time to time, Landlord determines that an Issuing Bank (i) no longer satisfies the Minimum Rating Agency Threshold, (ii) no longer satisfies the Minimum Capital Threshold, (iii) has been seized or closed by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or another governmental or regulatory agency or authority, (iv) has become insolvent, or (v) is unwilling or unable to honor the Letter of Credit or to perform its obligations to honor a draw upon the Letter of Credit, then within ten (10) Business Days after demand, Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a replacement Issuing Bank which satisfies the Minimum Rating Agency Threshold and the Minimum Capital Threshold and otherwise satisfies the requirements of this Section 17.15.

17.16	ENFORCEMENT EXPENSES

In any action or proceeding brought by either party against the other under this Lease, after the final judicial determination of the dispute on the merits, the prevailing party shall be entitled to recover from the other party its reasonable out-of-pocket professional fees for attorneys, appraisers and accountants, its reasonable investigation costs, and any other reasonable out-of-pocket legal expenses and actual court costs incurred by the prevailing party in such action or proceeding.

17.17	NO SURRENDER

The delivery of keys to any employee of Landlord or to Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises.

17.18	COVENANT OF QUIET ENJOYMENT

Subject to the terms and provisions of this Lease and on payment of the Rent, and other sums due hereunder and compliance with all of the terms and provisions of this Lease, Tenant shall lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the term hereof, without hindrance or ejection by Landlord or by any persons claiming under Landlord. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

17.19	NO PERSONAL LIABILITY OF LANDLORD OR TENANT

Tenant agrees to look solely to Landlord’s then-equity interest in the Building and the Lot at the time owned, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (whether Landlord be a manager, member, individual, partnership, firm, corporation, limited liability company, trustee, fiduciary, or other entity) nor any partner, member, officer, trustee, manager, fiduciary, beneficiary, shareholder or director of Landlord, nor any trust of which any person holding Landlord’s interest is trustee nor any successor in interest to any of the foregoing shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective periods of ownership of Landlord’s interest hereunder.

Landlord agrees that the obligations of Tenant under this Lease (including any actual or alleged breach or default by Tenant) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Tenant or Tenant’s members or partners, and Landlord shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Tenant or Tenant’s members or partners, or against any other persons or entities having any interest in Tenant, or against any of their personal assets for satisfaction of any liability with respect to this Lease.

17.20	NOTICES

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid and return receipt requested or by a recognized overnight courier service (such as Federal Express or U.S. Postal Service Express Mail):

If intended for Landlord, addressed to Landlord at the address(es) set forth in Section 1.2, or to such other addresses as may from time to time hereafter be designated by Landlord by like notice.

If intended for Tenant, addressed to Tenant at the address(es) set forth on the first page of this Lease, or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.

All such notices shall be effective upon delivery, attempted delivery, or refusal, whichever occurs first, at the address or addresses of the intended recipient, as set forth above.

17.21	OFAC COMPLIANCE

(a) Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person - or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

(d) Landlord represents and warrants that (a) Landlord and each person or entity owning an interest in Landlord is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Landlord constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), (d) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that this Lease is in violation of law, and (e) Landlord has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(e) Landlord covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to promptly notify Tenant in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Landlord has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the reasonable request of Tenant, to provide such information as may be requested by Tenant to determine Landlord’s compliance with the terms hereof.

(f) Landlord hereby acknowledges and agrees that Landlord’s inclusion on the List at any time during the Lease Term shall be a material default of this Lease.

17.22	CONFIDENTIALITY

Tenant agrees this Lease and the terms hereof, shall be treated as confidential and will not be disclosed to anyone in any fashion by Tenant or any of its affiliates, lenders, employees, attorneys, accountants, other professionals and agents, unless specifically agreed to by Landlord in writing, other than disclosures to Tenant’s third-party advisers who need to know of this Lease, and the terms hereof, for the evaluation of this Lease or the operation of Tenant’s business, for disclosures required pursuant to applicable Requirements, by order of a court of competent jurisdiction, or in connection with any action brought to enforce this Lease.

Landlord will not record this Lease or otherwise publicly disclose the rent payable by Tenant under this Lease or the other material financial terms of this Lease to any unrelated third (3rd) party without obtaining the express written consent of Tenant; provided, however, the foregoing shall not limit or restrict any disclosure (i) required by law, regulation or administrative authority, (ii) in connection with the exercise by Landlord of any of its rights and remedies under this Lease, or at law or in equity, including in connection with any actions or proceedings against Tenant, or (iii) to Landlord’s current or prospective partners, affiliates, advisors, employees, agents, representatives, investors, lenders, brokers, attorneys, accountants, and/or managers. In addition, Landlord shall not issue a press release in connection with this Lease at any time without the prior written consent of Tenant, which may be given or withheld in Tenant’s sole discretion.

The provisions of this Section 17.22 shall survive the expiration or earlier termination of this Lease.

17.23	PARKING

(a) During the Term, upon the request of Tenant, Tenant shall be entitled to contract for up to, but not in excess of, one (1) parking space in the Garage in the parking areas designated for tenants and invitees of the Building (the “Parking Area”) and Tenant will be issued a like number of access cards therefor which will enable the holder thereof to gain access to the Parking Area at all times. The rate for parking spaces shall be the prevailing rate established from time to time by Landlord or the Garage operator, as the case may be. Landlord’s failure or inability to provide any such parking spaces, whether because of casualty, eminent domain, or for any other reason beyond Landlord’s control, shall not constitute a breach of any of Landlord’s obligations under this Lease and shall in no event entitle Tenant to terminate this Lease or to any compensation, damages or other claim against Landlord. If Tenant fails to contract for, or elects to contract for fewer than, the full number of parking spaces to which it is entitled above, Tenant’s right to contract for the unused parking spaces shall expire and be of no further force or effect; provided that Tenant shall have to the right to request additional parking spaces (not to exceed the maximum number of parking spaces Tenant is entitled to receive under this Section 17.23). Tenant’s request for such additional parking spaces shall be subject to availability, and if Landlord reasonably determines that such additional parking spaces are not available, Landlord shall have no obligation to provide said additional parking spaces to Tenant.

(b) The Parking Area in the Garage will be operated on a self-parking basis and no specific parking spaces will be reserved for use exclusively by Tenant. Landlord further contemplates that each user of the Parking Area will have the right to park in any available stall or space in accordance with regulations of uniform applicability promulgated for all users of the Parking Area by Landlord or the Garage operator. Notwithstanding the foregoing, Landlord reserves the right at any time and from time to time to reserve one or more parking spaces for use by a single tenant or to change the operation of the Garage from a self-parking system to a valet parking system and vice versa.

(c) Landlord reserves the right to enter into a management agreement or lease with an entity for the Garage (“Garage Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with the Garage Operator and pay the Garage Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Garage Operator unless caused by the negligence or willful misconduct of Landlord. It is understood and agreed that the identity of the Garage Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and a Garage Operator shall be freely assignable by such Garage Operator or any successors thereto.

(d) Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations promulgated by Landlord or the Garage operator governing the use thereof, including the requirement that an identification or parking sticker shall be displayed at all times in all cars parked in the Parking Area; provided that such rules and regulations shall be of general application to all users of the Garage, except where different circumstances justify different treatment. Any car not displaying such a sticker, if so required, may be towed away or booted at the car owner’s expense.

(e) Notwithstanding the foregoing, in the event that all or any portion of the Garage is (a) totally or partially damaged or destroyed rendering the Garage totally or partially inaccessible or unusable; or (b) taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, this Lease shall continue in force but Landlord shall be relieved of its obligations to provide parking to Tenant under this Section 17.23 (and Tenant’s obligation to pay parking charges shall be extinguished).

(f) Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Parking Area or to any personal property located therein, or for any injury sustained by any person in or about the Parking Area, excepting only to the extent caused by the grossly negligent acts of Landlord, or its agents or employees.

17.24	REIT AND UBTI MATTERS

(a) Tenant recognizes and acknowledges that Landlord (and/or direct or indirect owners of Landlord) is or may from time to time seek to qualify as real estate investment trusts (each, a “REIT”) pursuant to Sections 856 et seq. of the Internal Revenue Code of 1986, as - amended (the “Code”) or be subject to tax on unrelated business taxable income as defined in the Code. Tenant agrees to promptly provide such information in its possession or reasonably available to it as Landlord reasonably requests in order to determine whether Landlord’s receipt of any income derived or to be derived under any provision of this Lease may not constitute “rents from real property” as defined for purposes of Section 856(d) of the Code or for purposes of Section 512(b) of the Code, or otherwise adversely affect the status of Landlord or its direct or indirect owners under the real estate investment trust or unrelated business taxable income provisions of the Code (each an “Adverse Event”). Upon request of Tenant, Landlord and Tenant shall enter into a customary commercially reasonable confidentiality agreement with respect to such information to be provided by Tenant, which confidentiality agreement shall allow Landlord to share such information with its tax and other consultants who have a need to know such information, prospective purchasers and prospective lenders. If Landlord determines in good faith that this Lease or any document contemplated hereby presents an undue risk of an Adverse Event, Tenant agrees upon written notice from Landlord to reasonably cooperate with Landlord in avoiding such Adverse Event, including but not limited to entering into an amendment or modification of this Lease and entering into such other agreements (including with Landlord’s designees) as Landlord in good faith deems necessary to avoid or minimize the effect of an Adverse Event, provided that no such amendment or modification or other agreements shall materially increase Tenant’s obligations, nor materially decrease Tenant’s rights hereunder. Any such cooperation shall be structured so that equivalent payments (in economic terms) are paid by Tenant and so that Tenant does not, to more than a de minimis extent, have materially greater obligations or receive materially diminished services, or services of a materially lesser quality, than it was entitled to receive under the Lease without such cooperation.

(b) Without limiting Landlord’s rights under Article VII, (i) Tenant expressly covenants and agrees not to enter into any sublease or assignment of the Premises which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises, and (ii) Landlord may waive the receipt of any amount payable to Landlord under this Lease and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. The parties agree to execute such further instrument as may reasonably be required by Landlord in order to give effect to the foregoing provisions of this Section 17.24(b).

ARTICLE XVIII

EXTENSION OPTION

(a) Tenant may elect to extend the term of this Lease for one (1) three (3) year period (the “Extension Term”), by giving Landlord notice of such election (the “Extension Notice”) not later than twelve (12) months before the expiration of the Lease Term, and provided that (i) no uncured Default of Tenant then exists, and (ii) Tenant or a Permitted Transferee named herein is occupying not less than seventy-five percent (75%) of the Premises then demised to Tenant both on the date such notice is given and on the commencement date of the Extension Term. Such extension shall be upon all of the same terms, covenants, and conditions contained in this Lease, except that (a) Tenant shall have no further right to extend the Lease Term, (b) the Base Rent for the Extension Term shall be at a rate equal to the fair market rent for the Premises as of the commencement date of the Extension Term as determined in accordance with Section 18(b), and (c) Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind. Fair market rent for the Premises shall be computed as of the commencement of the Extension Term at the then current annual rental charges, including provisions for subsequent increases and other adjustments, for extensions of existing leases then currently being negotiated or executed in comparable space and buildings located in the downtown financial district of Boston. In determining fair market rent, the following factors, among others, shall be taken into account and given effect: condition of the premises, size of the premises, escalation charges then payable under the lease, location of the premises, location of the building, tenant improvement allowances and fit-up of the premises and lease term and free rent and other standard market inducements being offered at the time.

(b) Landlord and Tenant shall endeavor in good faith to agree upon the fair market rent for the Premises. If Landlord and Tenant are unable to agree on the amount of such fair market rent by the date that is thirty (30) days after the date of delivery of the Extension Notice, then on or before said thirtieth (30th) day after the date of delivery of the Extension Notice

Landlord shall specify in writing the rent (the “Landlord’s Rental Rate”) at which Landlord is willing to lease the Premises for the Extension Term and Tenant shall specify in writing the rent (the “Tenant’s Rental Rate”) which Tenant is willing to pay for the Premises for the Extension Term, and the fair market rent shall be established by appraisal in the following manner: By not later than the fortieth (40th) day after the date of the delivery of the Extension Notice, Landlord and Tenant shall each appoint one (1) qualified appraiser (as hereinafter defined) and the two (2) appraisers so appointed shall determine the fair market rent within seventy-five (75) days of the date of delivery of the Extension Notice. As used herein, the term “qualified appraiser” shall mean any independent unaffiliated person (a) who is employed by an appraisal firm of recognized competence in the downtown financial district of Boston, Massachusetts and (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises. If either Landlord or Tenant fails to appoint an appraiser within said forty (40) day period, then the other party shall have the power to appoint the appraiser for the defaulting party. If said appraisers are unable to agree on the fair market rent within said seventy-five (75) day period, then they jointly shall appoint a third qualified appraiser within ten (10) days of the expiration of said seventy-five (75) day period, and thereafter all three appraisers shall determine the fair market rent. If all three appraisers are unable to agree upon the fair market rent, then the fair market rent shall be determined by agreement between any two of the three appraisers and the fair market rent so determined shall be conclusive and binding upon Landlord and Tenant. Each party shall bear the cost of its appraiser, and the cost of the third appraisal shall be borne equally between the parties. Until such time as the fair market rent is so determined, from and after the commencement date of the Extension Term, Tenant shall pay Base Rent at the lesser of (i) Landlord’s Rental Rate, and (ii) one hundred two percent (102%) of the Base Rent in effect immediately prior to the Extension Term, with a reconciliation between the parties once the fair market rent has been determined.

ARTICLE XIX

RIGHT OF FIRST OFFER

19.1	ROFO RIGHTS

(a) If at any time between the Commencement Date and the date that is twelve (12) months prior to the Expiration Date (as the same may be extended), any separately demised leasable area on the nineteenth (19th) floor of the Building (the “ROFO Space”) has become “available for leasing” (as hereinafter defined), and provided that the conditions precedent set forth in Section 19.3 below are then satisfied, then prior to offering to lease the ROFO Space to any third (3rd) parties, Landlord shall deliver notice thereof to Tenant (the “ROFO Notice”) setting forth the Landlord’s determination of Base Rent and additional rent for the ROFO Space (which Base Rent and additional rent shall be the fair market rent for such ROFO Space, taking into account all relevant market factors), the term of the Lease for the ROFO Space, the other material business terms upon which Landlord is willing to lease the ROFO Space, and the date Landlord anticipates that the ROFO Space will become available for leasing. Provided that all of the conditions precedent set forth in this Article XIX are fully satisfied by Tenant, Tenant shall have the one-time option (the “ROFO Option”), exercisable by Tenant delivering written notice (the “Acceptance Notice”) to Landlord within ten (10) Business Days after delivery by Landlord of the ROFO Notice, to lease all of the ROFO Space upon all of the terms and conditions set forth in the ROFO Notice, including the Base Rent and additional rent for the ROFO Space designated by Landlord as set forth therein. Time shall be of the essence as to Tenant’s giving of the Acceptance Notice with respect to the ROFO Space.

(b) If Tenant fails to deliver an Acceptance Notice within such ten (10) day period, then Tenant shall be deemed to have rejected the option to lease the ROFO Space (the “Rejected ROFO Space”). In such event, Tenant shall have no further rights or claims with respect to the Rejected ROFO Space, Landlord shall have no further liabilities or obligations to Tenant with respect to the Rejected ROFO Space, and Landlord may elect to lease the Rejected ROFO Space to third (3rd) parties upon such terms and conditions as Landlord may determine in its discretion, subject, however, to the provisions of Section 19.6.

19.2	AVAILABLE FOR LEASING, ETC.

For purposes of this Article XIX, space shall be deemed “available for leasing” when Landlord has determined in its discretion that (a) the space is vacant, or (b) the respective existing tenant or occupant of the applicable ROFO Space has no express right set forth in its lease or occupancy agreement, granted prior to the Effective Date, to extend or renew the term of its lease or occupancy agreement for the applicable ROFO Space. For purposes of this Article XIX, space shall not be deemed “available for leasing” if, at the time in question (i) any person or entity leases or occupies the ROFO Space, whether pursuant to a lease or other agreement, and has an express option or right, granted prior to the Effective Date, to renew its lease or rights of occupancy of such ROFO Space (unless such person or entity confirms to the reasonable satisfaction of Landlord that it does not intend to extend or renew the term of the lease or other occupancy agreement for the ROFO space or enter into a new lease for such ROFO Space), (ii) any person or entity holds an option or right granted prior to the Effective Date to lease or occupy the ROFO Space, or any other rights or claims thereto (including, without limitation, any rights of first offer, rights of first refusal or expansion rights) granted prior to the Effective Date, or (iii) Landlord intends to occupy the ROFO Space, or to lease or otherwise permit the occupancy of the ROFO Space by an affiliate or subsidiary of Landlord. In no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate the ROFO Space by any particular date. Nothing set forth in this Article XIX shall be construed to limit Landlord’s right to lease space in the Building to affiliates of Landlord, or to keep space in the Building vacant if Landlord elects, in its sole discretion, to do so, and such space leased to affiliates, subsidiaries or related entities, or vacant space, shall in no event be deemed to be “available for leasing” hereunder. Notwithstanding anything herein to the contrary, all rights of first offer granted to Tenant pursuant to this Article XIX are subject and subordinate in all respects to the express rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant or occupant of the Building existing on the date of this Lease, which rights are set forth on Schedule 19.2 attached hereto.

19.3	CONDITIONS

Tenant shall have no right to exercise any ROFO Option unless all of the following conditions have been satisfied both on the date of the Acceptance Notice and on the ROFO Space Commencement Date (as hereinafter defined): (a) No uncured Default of Tenant shall exist under this Lease; and (b) the original Tenant named herein is occupying not less than seventy-five percent (75%) Premises then demised under this Lease.

19.4	TERMS

Effective as of the date on which Landlord delivers the ROFO Space to Tenant (the “ROFO Space Commencement Date”):

(i) The ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes under this Lease (except as otherwise provided in this Article XIX);

(ii) The ROFO Space shall be delivered in broom-clean condition, free of all tenants and occupants, with building systems in good working order and otherwise in its “as is” condition; Landlord shall not be obligated to perform any work or improvements or to provide any allowances or inducements with respect thereto;

(iii) Base Rent, additional rent and the term for the ROFO Space shall be as set forth in the ROFO Notice; and

(iv) Tenant shall pay when due all additional rent payable under this Lease with respect to the ROFO Space, except to the extent that any such additional rent is included in the amounts payable under clause (iii) above; and

(v) If the estimated ROFO Space Commencement Date set forth in the ROFO Notice is on or earlier than the date which is three (3) years prior to the Expiration Date of the Term, the term of the Lease with respect to the ROFO Space shall be coterminous with the Term of the Lease for the Premises. If the estimated ROFO Space Commencement Date set forth in the ROFO Notice is after the date which is three (3) years prior to the Expiration Date of the Term, then the expiration date for the leasing of the ROFO Space shall be as set forth in the ROFO Notice.

19.5	AMENDMENT

If Tenant exercises the ROFO Option, upon request made by Landlord, Tenant will execute, acknowledge and deliver to Landlord an amendment, mutually acceptable to Landlord and Tenant in their reasonable discretion, to this Lease confirming the ROFO Space Commencement Date, Base Rent and additional rent payable with respect to the ROFO Space, the incorporation of the ROFO Space into the Premises, and the modifications to this Lease resulting therefrom, as provided in this Article XIX. The failure of either party to execute and deliver such an amendment shall not affect the rights, liabilities or obligations of the parties with respect to the ROFO Space.

19.6	REOFFER OF ROFO SPACE TO TENANT

The ROFO Option of Tenant hereunder with respect to the ROFO Space shall terminate and expire on the earlier to occur of (a) as provided in Section 19.1 above, Tenant’s failure to exercise its ROFO Option within the applicable ten (10) Business Day period, or (b) as provided in Section 19.3 above, the date Landlord would have provided Tenant a ROFO Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 19.3 above.

Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its ROFO Option but failed to deliver an Acceptance Notice within the ten (10) Business day period, as provided in Section 19.1 above, and (ii) within six (6) months thereafter, prior to entering into a lease for the entire ROFO Space, Landlord reaches an agreement with a prospective tenant (in the form of an approved letter of intent) to lease the entire ROFO Space to such prospective tenant on terms that are “materially more favorable” than those set forth in the ROFO Notice previously delivered to Tenant, then Tenant’s rights with respect to the entire ROFO Space shall be revived and Tenant shall once again have a ROFO Option with respect to the entire ROFO Space. For purposes hereof, the terms offered to a prospect shall be deemed to be “materially more favorable” from those set forth in the ROFO Notice if there is a reduction of more than ten percent (10%) in the “net effective rent” per rentable square foot of the ROFO Space to the prospective tenant, when compared with the “net effective rent” per rentable square foot for the ROFO Space under the ROFO Notice, determined by considering all of the economic terms of both proposals, respectively, including, among other relevant factors, the base rent, the tax and expense escalation, and the additional rent. For the avoidance of doubt “net effective rent” per rentable square foot of the ROFO Space shall expressly take into account, without limitation, any allowances granted to the tenant, free rent periods and any other concessions or allowances.

19.7	EXPIRATION

Notwithstanding any provision contained herein to the contrary, if and when the date which is twelve (12) months prior to the Expiration Date of the Term of this Lease occurs (as the same may be extended), then this Article XIX shall become null and void and of no further force or effect and Tenant shall have no further ROFO Options or other rights to lease the ROFO Space pursuant to this Article XIX. In such event, all of the obligations of Landlord to offer the ROFO Space to Tenant shall be considered to have been fully and completely satisfied, and neither Landlord nor Tenant shall have any further rights, liabilities or obligations under this Article XIX.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date set forth in Section 1.2, above.

Landlord:

100 SUMMER OWNER LLC, a Delaware limited liability company

By:	/s/ Joseph A. Goldman
Name: Joseph A. Goldman
Its: Vice President

Tenant:

LENDBUZZ, INC., a Delaware Corporation

By:	/s/ Amitay Kalmar
Name: Amitay Kalmar
Its: Chief Executive Officer
Hereunto duly authorized

EXHIBIT A

FLOOR PLAN OF PREMISES

[***]

Exhibit A-1

EXHIBIT B

FORM OF COMMENCEMENT DATE AGREEMENT

Reference is made to that certain Lease by and between 100 Summer Owner LLC, a Delaware limited liability company, Landlord, and             , a             , Tenant, and dated         .

Landlord and Tenant hereby confirm and agree that:

1.	The Commencement Date under this Lease is .

2.	The Rent Commencement Date under this Lease is .

3.	The Expiration Date under this Lease is .

This Commencement Date Agreement is executed as of           , 202_.

LANDLORD:

100 SUMMER OWNER LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

,
a

By:
Name:
Title:
Hereunto Duly Authorized

Exhibit B-1

EXHIBIT C

FIT PLAN FOR LANDLORD’S WORK

[***]

Exhibit C-1

EXHIBIT C-1

WORK LETTER FOR LANDLORD’S WORK

Landlord Work Letter

•	Demolition

•	4 offices in new pantry area

•	Existing kitchen and pantry

•	Dividing wall near existing kitchen and pantry

•	Drop ceiling in new pantry breakroom area

•	Space Modifications

•	Reception Dividing Wall – Millwork – NTE $15,000.00, additional costs to be borne by Tenant

•	Paint

•	Carpet

•	1 Meeting Room, 1 Small Conference Room, 1 Medium Conference Room per final fit plan

•	2 Storage Rooms

•	New rooms to have 2x2 lighting with drop ACT, glass fronts matching existing

•	Polished concrete extension in reception area & large conference room

•	Polished concrete in pantry area

•	Additional Floor Cores (estimated to be 5) and power to be provided to furniture per final plan

•	Kitchen/Pantry

•	Specialty lighting

•	Tile backsplash

•	Sink

•	Solid surface countertop

•	New appliances: 2 microwaves, 2 fridges, dishwasher

•	Existing to Remain:

•	12 Floor cores according to final furniture plan

•	5 in existing conference rooms, 7 in open area

•	Open area lighting

•	Conference Rooms, Wellness Rooms, Meeting Rooms per the final fit plan

•	IT Room, Storage Room

•	Tenant Requested Modifications at Tenant’s Cost:

•	3 Phone Rooms – Rear side of space

•	Cloud Ceiling – Pantry

•	Exclusions:

•	Common area signage

•	Wellness room sink

Exhibit C-1-1

•	Millwork/furniture

•	Reception desk

•	Pantry breakroom furniture

•	Soft seating

•	Desks/conference rooms

•	AV & all low voltage Cabling

Exhibit C-1-2

EXHIBIT D

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the terms of the Lease, the terms of the Lease shall control. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

Exhibit D-1

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

13. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

14. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

Exhibit D-2

15. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

16. Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

17. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

18. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

19. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

20. Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

21. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Exhibit D-3

EXHIBIT E

MINIMUM INSURANCE REQUIREMENTS FOR CONSTRUCTION

1. During any and all renovations, improvements or construction activities, Tenant on its behalf and for all Contractors and/or Subcontractors shall maintain or cause to be maintained in force and effect, at its sole cost and at all times while the obligations set forth by the Lease remain outstanding, the following insurance on an occurrence basis covering its operations and property:

(A) Commercial General Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage, Two Million U.S. Dollars (USD $2,000,000) each person or organization for personal and advertising injury, Two Million U.S. Dollars (USD $2,000,000) general aggregate, and Two Million U.S. Dollars (USD $2,000,000) products completed operations aggregate covering: (i) property/operations liability; (ii) products/completed operations liability; (iii) personal and advertising injury liability; (iv) independent contractors liability; and (v) broad form contractual liability. Such policy of insurance shall (a) be primary and non-contributory to any insurance or self-insurance maintained by the Landlord with respect to Contractor’s operations; (b) be endorsed to add Landlord and its mortgagees as additional insureds on such form as is acceptable to Landlord; and (c) extend completed operations coverage, for at least six (6) years after acceptance of the Contractor’s work either through policies in force or through an extended reporting period endorsement for products/completed operations liability.

(B) Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Contractor shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of One Million Dollars ($1,000,000) per accident. Contractor and/or Subcontractor’s insurance shall be endorsed to add the entities listed in (A) above as an additional insureds on such form as is acceptable to Landlord.

(C) Workers Compensation Insurance covering statutory benefits in all states where operations are to be performed under this agreement. Such policy shall include an employers liability coverage part with limits that shall be not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee and policy limit for bodily injury by disease.

(D) Umbrella/Excess Liability Insurance consisting of one or more policies with limits of not less than Ten Million Dollars ($10,000,000) each occurrence for bodily injury and property damage, and Ten Million Dollars ($10,000,000) general aggregate and products and completed operations aggregate. Policies shall be excess to the primary commercial general liability, employers liability and business automobile liability coverage and shall be written as follow form or alternatively with a form that provides coverage that is at least as broad as the primary insurance policies.

Exhibit E-1

(E) Property Insurance/Builders Risk providing coverage for property in which Tenant or Contractor/Subcontractor retains the risk of loss including their own equipment, (stationary or mobile), tools (including employee tools), supplies, materials, or any other property owned or leased by Contractor/Subcontractor. If Contractor/Subcontractor chooses to self insure any of the property described under this section, it is agreed that Contractor/Subcontractor shall hold Landlord harmless for any loss or damage to that property.

(F) Professional Liability if applicable, for errors and/or omissions for each consultant and Contractor/Subcontractor who is providing professional services on the Project.

(G) Pollution Liability if Contractor/Subcontractor is handling known or suspected toxic or hazardous substances the minimum limit required is $1,000,000 per occurrence and aggregate.

(H) Crime Insurance coverage on a blanket basis covering Tenant or Contractor and all those of its employees who have access to or are responsible for the handling of Landlord’s manager’s or Landlord’s funds, in an amount as Landlord’s manager or Landlord shall reasonably request, including third party coverage and having such deductible as shall be determined from time to time by Landlord’s manager or Landlord, and naming Landlord as a loss payee;

2. Each policy of insurance required under this Lease shall be subject to the following general provisions:

(A) Contractors shall use commercially reasonable efforts to require all of its contractors and subcontractors to maintain policies in compliance with the duties, obligations, and requirements of the insurance provisions found in this paragraph.

(B) All policies shall be written on an occurrence basis with the exception that policies providing Professional Liability insurance may use claims made forms and (ii) policies providing Crime Insurance may use either discovery forms or loss sustained forms. Claims made policies (i) shall have a retroactive date prior to the date of the Lease and (ii) shall be maintained by the first named insured throughout the term of this Lease and for at least three (3) years thereafter either through policies in force or an extended reporting period. Loss sustained forms must provide at a minimum a one (1) year extended period to discover loss.

(C) Limits of liability specified herein can be satisfied by maintaining a combination of primary and umbrella/excess liability policies.

(D) Each policy shall contain a waiver of subrogation in favor of entities listed in (A) above effectively precluding the insurance companies for the Contractor and all of its contractors and subcontractors from presenting a claim or filing a lawsuit against Landlord.

(E) Any and all of the deductibles and premiums associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Contractor and all of its contractors and subcontractors.

Exhibit E-2

(F) Prior to the commencement of operations as provided for under the Lease and within seven (7) days of any policy renewal thereafter, Contractor and all of its contractors and subcontractors shall furnish Certificates of Insurance (“Certificates”) to Landlord on Acord 25 or a substitute equivalent form. These Certificates shall evidence the following for each and every policy: (i) insurance company name, (ii) policy number, (iii) policy period, (iv) per occurrence and aggregate limits, (v) deductibles or self-insured retentions, and (vi) any applicable additional insured or waiver of subrogation endorsements attached. These Certificates shall also expressly provide that the insurance companies issuing the specified policies shall endeavor to mail at least thirty (30) days advance written notice of cancellation or non-renewal to all certificate holders.

(G) All insurance required herein (except the insurance under Section 1.C.) shall name Contractor/Subcontractor as named insured and the parties identified above in 1. (A) (and any individuals or entities with an interest in the Premises as may from time to time be requested by Landlord) as an additional insured to the extent, where applicable, of Landlord’s insurable interests in the Premises and shall be primary and non-contributory with respect to any other coverage which Landlord may obtain. Additional insureds shall be added using ISO additional Insured Endorsement CG 20 26 (04/13) or an endorsement providing equivalent or broader coverage to additional insureds. Coverage for the additional insureds shall be at least as broad as the coverage provided to Contractor/Subcontractor under the policy and shall apply as primary and non-contributing insurance before any other insurance or self-insurance, including any deductible, maintained by or provided to, the additional insureds. No liability policy shall exclude coverage for subcontractors or independent contractors. All liability insurance policies shall provide that Landlord’s interest therein shall not be subject to cancellation by reason of any act or omission of the additional insureds.

(H) Each insurance company listed in the Certificate shall be (i) admitted to do business in the state where the project is located and (ii) rated by AM Best Company as having a financial strength rating of “A-” or better and a financial size category of “VIII” or greater or otherwise be satisfactory to Landlord.

(I) Such limits and coverages above are minimum limits and not intended to limit Contractor’s liability under this agreement.

Exhibit E-3

EXHIBIT F

CLEANING SPECIFICATIONS

Nightly Services| Tenant Spaces

5X per week

•	Empty all waste receptacles, clean and reline during each emptying

•	Remove large centrally located recycling bins nightly

•	Spot vacuum all carpeted areas (common and office)

•	Wipe down all drinking fountains

•	Spot mop spillage on uncarpeted areas

•	Dust desk phones, wall phones and conference phones

•	Use chemically treated dust mops for concrete and wood floors

•	Clean/wipe down conference room tables and remove any food items

•	Remove any coffee, soda or miscellaneous stains

•	Clean/sweep all eating areas

•	Wash and wipe down tables, countertops and sinks

•	Remove significant scuff marks on floor as needed

•	Should scuff marks not come out, report to account manager

•	Dust and wipe down all office furniture and cubicle partitions

•	Do not touch or adjust papers on desks

•	Remove all fingerprints and smudge marks on all vertical surfaces

•	Including but not limited to: door frames, light switches, private entrance glass, partitions, conference room doors, handles, etc.

•	Damp wipe or polish all glass furniture tops

•	Remove recycling/boxes should tenant request so/leave a note

•	Remove any composing in tenant space (if applicable)

•	Turn off all lights upon exit and leave doors locked or unlocked based on the condition they were in when staff arrived

Exhibit F-1

Schedule 19.2

Contractual Rights to ROFO Space as of Effective Date

•	The Debt Exchange – Extension Option

•	Bullhorn, Inc. – Right of First Offer

•	VMware, Inc. – Right of First Offer

Schedule 19.2